U. S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              (Amendment No. 2)

                          CAROLINA NATIONAL CORPORATION
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

       South Carolina                       6021                57-1101005
------------------------------  ---------------------------- -------------------
(State or jurisdiction of       (Primary Standard Industrial    I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         1350 Main Street, Columbia, South Carolina 29201 (803) 779-0411
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                1350 Main Street, Columbia, South Carolina 29201
--------------------------------------------------------------------------------
                (Address of intended principal place of business)

   Roger B. Whaley                               Copies to:
   1350 Main Street                              George S. King, Jr., Esquire
   Columbia, South Carolina 29201                Suzanne Hulst Clawson, Esquire
   (803) 461-0171                                Haynsworth Sinkler Boyd, P.A.
   (Name, address and telephone                  1426 Main Street, 12th Floor
    number of agent for service)                 Columbia, South Carolina 29201
                                                 (803) 779-3080

Approximate date of proposed sale to the public: As soon as possible after effectiveness of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

     Title of each                                  Proposed maximum       Proposed maximum
  class of securities         Amount to be           offering price       aggregate offering          Amount of
    to be registered           Registered               per unit                 price            registration fee
    ----------------           ----------               --------                 -----            ----------------
      Common Stock              1,166,500                $10.00             $11,665,000.00            $1,073.18*
      Warrants                    134,992                $0                 $0                        $0
*Previously paid.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
                          CAROLINA NATIONAL CORPORATION
                         a proposed holding company for
                     CAROLINA NATIONAL BANK & TRUST COMPANY
                                   (Proposed)


                            866,500 Shares (Minimum)
                           1,166,500 Shares (Maximum)


                                  COMMON STOCK
                                $10.00 per share

         Carolina National Corporation is offering its common stock for the purpose of raising money with which to acquire and fund the start up of Carolina National Bank & Trust Company, a proposed new national bank. No underwriters or compensated selling agents are currently involved in this offering, and we plan to sell the common stock directly to the public solely through the efforts of our officers and directors. We have, however, reserved the right to engage compensated selling agents at a later date to assist in the selling effort.


         Please make subscription checks payable to "The Bankers Bank, Escrow Agent for Carolina National Corporation." We will promptly submit all subscription funds, except those of our directors, to an escrow account. This offering will terminate on June 14, 2002 (unless we extend the termination date to no later than December 31, 2002) or may be terminated earlier if the minimum objectives of this offering are met. If we sell fewer than 866,500 Shares by the termination date, we will withdraw this offering and the Escrow Agent will promptly return all escrowed funds. You will not be paid interest on such returned funds. You must purchase at least 250 shares to participate in this offering. See "OFFERING AND METHOD OF SUBSCRIPTION."

     Carolina National Bank & Trust Company may not commence operations until it receives final approvals from federal regulatory agencies. If the Office of the Comptroller of the Currency has not authorized the bank to open for business upon the release of a portion of the escrowed funds to Carolina National Bank & Trust Company by December 31, 2002, the Escrow Agent will promptly return all escrowed funds. You will not be paid interest on the returned funds.


         Our stock is not traded or listed on any national securities exchange or market, and there currently is no market for our stock. We have no present plans to have our stock listed on an exchange.

         Our directors will receive warrants to purchase two additional shares for every three shares they purchase. We describe the warrants in more detail under "MANAGEMENT COMPENSATION -- Director Compensation and Stock Warrants."

         Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The purchase of these securities involves certain risks. See "RISK FACTORS," page 3.

         The shares of common stock are equity securities; they are not savings accounts or deposits. They will NOT be insured by the Federal Deposit Insurance Corporation or any other government agency or company.


                                                              Price            Underwriting         Proceeds to
                                                                to            Discounts and      Carolina National
                                                              Public          Commissions(1)      Corporation(2)
                                                              ------          --------------      --------------

PER SHARE..........................................            $10.00                -0-               $10.00

TOTAL:    Maximum -- 1,166,500 shares   ...........       $11,665,000                -0-          $11,665,000
          Minimum --    866,500 shares  ...........        $8,665,000                -0-           $8,665,000

(1) If we subsequently engage compensated selling agents to assist in the offering, the amount of discounts and commissions we pay them will not exceed $500,000 if the minimum is sold or $810,000 if the maximum is sold.
(2) This is the amount of proceeds before deduction of expenses associated with this offering payable by Carolina National Corporation. Such expenses are estimated at $95,000.


                 The Date of this Prospectus is March 11, 2002

                                TABLE OF CONTENTS

                                                                            Page


SUMMARY .....................................................................1
RISK FACTORS.................................................................3
FORWARD LOOKING STATEMENTS...................................................6
OFFERING AND METHOD OF SUBSCRIPTION..........................................6
USE OF PROCEEDS..............................................................9
PRO FORMA CAPITALIZATION....................................................10
DIVIDENDS...................................................................10
PLAN OF OPERATION OF CAROLINA  NATIONAL  CORPORATION AND
  ORGANIZATION OF CAROLINA NATIONAL BANK & TRUST COMPANY....................11
PROPOSED SERVICES OF CAROLINA NATIONAL BANK & TRUST COMPANY.................15
DIRECTORS AND EXECUTIVE OFFICERS............................................19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................27
SUPERVISION AND REGULATION..................................................27
DESCRIPTION OF CAPITAL STOCK................................................31
LEGAL MATTERS...............................................................34
ACCOUNTING MATTERS..........................................................34
INDEX TO FINANCIAL STATEMENTS..............................................F-1


APPENDIX A -- Subscription Agreement


                   -------------------------------------------



         Prospective investors may rely only on the information contained in this Prospectus. Carolina National Corporation has not authorized anyone to provide prospective investors with information different from the information contained in this Prospectus. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

                                     SUMMARY

     This is a brief summary of some of the information in this Prospectus. It is not a complete statement of all material facts about the matters in this Prospectus. Please read the entire Prospectus carefully before you invest.

Carolina National Corporation

         We were organized for the purpose of becoming a holding company for Carolina National Bank & Trust Company, a proposed new national bank. Our principal executive office is located at 1350 Main Street, Columbia, South Carolina 29201. Our telephone number is (803) 779-0411. We must obtain the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") before we can acquire Carolina National Bank & Trust Company.

Carolina National Bank & Trust Company

         Carolina National Bank & Trust Company is being organized in Columbia, South Carolina as a national bank. The Organizers of Carolina National Bank & Trust Company have filed an application with the Office of the Comptroller of the Currency but have not yet received preliminary approval to organize Carolina National Bank & Trust Company. The Organizers have also filed an application with the FDIC for insurance of deposits. Carolina National Bank & Trust Company may not conduct any banking business until the FDIC approves deposit insurance and the Comptroller of the Currency grants final approval of the charter application. The charter will be issued and FDIC deposit insurance will be granted only if the Organizers comply with legal requirements imposed by the Comptroller of the Currency and the FDIC. One of these requirements will be capitalization of Carolina National Bank & Trust Company with at least $9,000,000. Approximately $8,000,000 of the capital will have to be in the form of cash while the remainder may be in the form of paid organizational and preopening expenses.

         Carolina National Bank & Trust Company will engage in a commercial and retail banking business in the Greater Columbia area, and will emphasize its local contacts and personalized services. Carolina National Bank & Trust Company's principal offices will be located at 1350 Main Street, Columbia, South Carolina 29201. Carolina National Bank & Trust Company has also filed an application to open a branch office at 4840 Forest Drive in Columbia's Trenholm Plaza Shopping Center.

Use of Proceeds and Escrow of Funds


         If we receive all regulatory approvals to organize Carolina National Bank & Trust Company, we plan to use the proceeds of this offering and proceeds of prior stock sales to directors to capitalize Carolina National Bank & Trust Company and to pay organizational and pre-opening expenses of Carolina National Bank & Trust Company. See "USE OF PROCEEDS." If we do not sell at least 866,500 Shares by the termination date of this offering, or if we do not receive all regulatory approvals to open Carolina National Bank & Trust Company, we will withdraw the offering and the Escrow Agent will promptly return all escrowed funds. No interest will be paid on such returned funds. See "OFFERING AND METHOD OF SUBSCRIPTION -- Escrow of Funds."


The Directors and Organizers

         Our directors and organizers, who are also organizers and will be directors of Carolina National Bank & Trust Company, are:

             Charlotte J. Berry                        C. Whitaker Moore
             William P. Cate                           Leon Joseph Pinner, Jr.
             Kirkman Finlay, III                       Joel A. Smith, III
             Harold Hunt                               Robert E. Staton, Sr.
             I. S. Leevy Johnson                       William H. Stern
             Angus B. Lafaye                           Joe E. Taylor
             R. C. McEntire, Jr.                       Roger B. Whaley

     Mr. Whaley, who has 29 years of banking experience 18 of which is in the Columbia, South Carolina market, is President and Chief Executive Officer of Carolina National Corporation. Mr. Whaley plans to serve in the same capacities as an officer of Carolina National Bank & Trust Company. Except as noted below, all of the Organizers are also directors of Carolina National Corporation and plan to serve as initial directors of Carolina National Bank & Trust Company.

         David A. Ward, who is not one of our directors, was one of our organizers and is also an organizer of Carolina National Bank & Trust Company.

     Our directors and members of their immediate families intend to purchase an aggregate of at least 77,500 shares in this offering. Our directors and organizers have previously subscribed for or purchased an aggregate of 133,500 shares for $10.00 per share. An additional 1,500 shares have been issued to a director in payment for services provided to us. The shares expected to be owned by directors and members of their immediate families will represent, in the aggregate, 20.10% of the total shares to be outstanding after this offering if 866,500 shares are sold and 15.46% of the total shares to be outstanding if 1,166,500 shares are sold. For every three shares they purchase, our directors and organizers will also receive currently exercisable warrants to purchase an additional two shares for $10.00 per share. If all of the warrants are exercised, our directors will own 337,492 shares of our common stock, which would represent 29.70% of the shares outstanding if the minimum amount is sold in this offering and 23.49% of the shares outstanding if the maximum amount is sold in this offering. See "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors" and " -- "MANAGEMENT COMPENSATION -- Director Compensation and Stock Warrants."

         Our directors have specifically reserved the right to purchase as many additional shares as may be necessary to achieve the minimum objective of sale of 866,500 shares, although they are not obligated to purchase any such shares. Because purchases by our directors may be substantial, you should not rely on the sale of 866,500 shares as an indication of the merits of this offering. See "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors."

The Offering

Shares of Common Stock Offered                            Minimum --        866,500
                                                          Maximum --      1,166,500
Offering Price Per Share...............................   $10.00
Minimum Individual Purchase............................   250 shares
Maximum Individual Purchase............................   5% of the total shares sold in this offering
Warrants to Directors and Organizers...................   Directors  and  organizers   will  receive   warrants  to
                                                          purchase  two  additional  shares for every three  shares
                                                          they purchase
Use of Proceeds........................................   Assuming  the  minimum  number  of  shares  is  sold,  we
                                                          estimate the following amounts will be received and used:
                                                          Net proceeds received                      $8,570,000
                                                             Used to buy Carolina National
                                                                Bank & Trust Company stock            8,000,000
                                                             Used for general corporate purposes        570,000
                                                          See "USE OF PROCEEDS."


         We reserve the right to alter the minimum and maximum purchase amounts in our sole discretion. See "OFFERING AND METHOD OF SUBSCRIPTION."

                                  RISK FACTORS

         Investment in our stock involves a significant degree of risk. Before subscribing to purchase any of our shares, you should consider certain risks and speculative features, which are inherent in and affect our business. You should only make an investment after careful consideration of the risk factors set forth below. You should not invest in our stock unless you can afford an investment involving such risks. You should consider the following risks as well as others:

You May Lose Your Total Investment.

         Due to the significant risks associated with an investment in the common stock of a newly-formed company and bank, you should make sure, before investing, that you are financially able to sustain a total loss of any funds used to purchase our common stock. Our common stock is not a deposit, and will not be insured by the FDIC or any other government agency.

We Have No Operating History.

         We do not yet have an operating history. Therefore, you have limited information on which to base an investment decision.

We May Not Be Profitable.

         New banks typically incur substantial initial expenses and are not profitable for several years after commencing business. Furthermore, Carolina National Bank & Trust Company may never operate profitably. Carolina National Bank & Trust Company's proposed operations will be subject to other risks inherent in the establishment of a new business and, specifically, of a new financial institution. See "PROPOSED SERVICES OF CAROLINA NATIONAL BANK & TRUST COMPANY - Lack of Profitability in the Early Period of Operation."

Our Plan to Open a Branch of Carolina National Bank & Trust Company at or About the Same Time We Open Carolina National Bank & Trust Company May Divert Our Time and Resources.

         We have submitted an application on behalf of Carolina National Bank & Trust Company to open a branch of the Bank at or about the same time the Bank commences its initial operations. The branch will increase our operating costs and divert some of our attention from activities required to commence initial operations of the Bank.

We May Be Unable to Obtain Necessary Regulatory Approvals.

         The Organizers of Carolina National Bank & Trust Company have filed an application with the Comptroller of the Currency for approval to organize and operate Carolina National Bank & Trust Company and approval to open a branch of the Bank at or about the same time the Bank commences its operations. The Comptroller of the Currency has not yet granted preliminary approval of the application to organize the Bank. The Organizers have also filed an application with the FDIC for deposit insurance. We will also file an application with the Federal Reserve for approval to become a bank holding company by acquiring all of the capital stock of Carolina National Bank & Trust Company.

         It is possible that such approvals may not be granted or, if granted, may be delayed. Any significant delay in commencing business will increase pre-opening expenses and may reduce Carolina National Bank & Trust Company's capital, potential revenues and income. Approvals may also contain conditions limiting payment of dividends and restricting certain activities by Carolina National Bank & Trust Company or Carolina National Corporation. Such conditions could have an adverse impact on Carolina National Bank & Trust Company's operations and profitability. Since Carolina National Bank & Trust Company will be Carolina National Corporation's only significant asset, such conditions would also have an adverse impact on Carolina National Corporation's operations and profitability, and an adverse impact on the value of your investment.

We are Highly Dependent Upon our President and Chief Executive Officer.

         We are, and for the foreseeable future we will be, dependent on the services of Roger B. Whaley, who is our President and Chief Executive Officer. If Mr. Whaley's services become unavailable, we cannot promise that we will find a suitable successor who would be willing to be employed upon the terms and conditions that we would offer. Failure to replace Mr. Whaley promptly, should his services become unavailable, could have a materially adverse effect on our operations and the value of our common stock. Our ability to attract and retain other qualified officers and employees will also affect our profitability and success. See "PROPOSED SERVICES OF CAROLINA NATIONAL BANK & TRUST COMPANY -Employees."

Our Common Stock is Not Listed on any Exchange and Has No Trading Market.

         Our common stock is not traded or listed on any national securities exchange or market, and there currently is no market for our stock. We have no present plans to list our common stock on any exchange or market. Due to the relatively small size of the offering, and the number of shares that will be owned by persons who are Directors, it is unlikely that an active and liquid trading market will develop or be maintained. The development of a public trading market depends upon the existence of willing buyers and sellers and is not within our control. For these reasons, our common stock may not be appropriate as a short-term investment, and you should be prepared to hold our common stock indefinitely.

We Arbitrarily Determined the Offering Price.

         The price of the stock has not been set as a result of arm's length negotiations or with reference to prices established in an active trading market, and no particular factors played a role in setting the offering price. We established the aggregate offering price to adequately capitalize Carolina National Bank & Trust Company. The price per share was arbitrarily set at $10.00 per share solely with a view to obtaining a broad distribution of the common stock in our community. Even if a trading market for the Common Stock develops, we cannot assure you that you will be able to sell your shares at or above $10.00 per share.

Our Directors and Others May Purchase Additional Shares With Borrowed Funds to Meet the Minimum Offering Requirement.

         Our Directors, their affiliates and others affiliated with us may purchase shares in addition to the number set forth in this Prospectus in order to meet the minimum offering requirement. They may borrow funds to do so. See "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors." Accordingly, there is a risk that the offering will close and you will become a shareholder of Carolina National Corporation even though the offering has not been strongly supported by unaffiliated investors.

We Will  Not  Pay  Dividends  in the  Foreseeable  Future,  and  May  Never  Pay
Dividends.

         We cannot assure you when or whether Carolina National Bank & Trust Company will pay cash dividends to us. It is expected that the Board of Directors of Carolina National Bank & Trust Company will follow a policy of retaining earnings for an indefinite period. If Carolina National Bank & Trust Company does not pay dividends to us, it is not likely that we will be able to pay dividends to you. Carolina National Bank & Trust Company's declaration and payment of future dividends are within the discretion of the Board of Directors of Carolina National Bank & Trust Company, and are dependent upon Carolina National Bank & Trust Company's earnings, financial condition, its need to retain earnings for use in the business, and any other pertinent factors. Payment of dividends by Carolina National Bank & Trust Company may also be subject to prior approval of the Comptroller of the Currency. Declaration and payment of dividends by Carolina National Corporation are within the discretion of the Board of Directors of Carolina National Corporation. See "DIVIDENDS."

Provisions of our Articles of Incorporation May Discourage or Prevent Takeover Attempts.

         Our Articles of Incorporation include several provisions that may have the effect of discouraging or preventing hostile take-over attempts, and thus of making the removal of incumbent management difficult. The provisions include staggered terms for the Board of Directors and requirements of super-majority votes to approve certain business transactions. See "DESCRIPTION OF CAPITAL STOCK." To the extent that these provisions are effective in discouraging or preventing take-over attempts, they may tend to reduce the market price for our stock.

Our Directors Will Have Significant Voting Power.

         Our present directors are expected to own between 15.46% and 29.70% of our stock. If they own over 20% and vote together, they will be able to prevent any merger, consolidation, share exchange, sale of substantial assets, dissolution, removal of directors or amendment to the articles of incorporation they do not want. See "DESCRIPTION OF CAPITAL STOCK."

We Will Face Strong Competition from Larger, More Established Competitors.

         We will encounter strong competition from financial institutions operating in the Greater Columbia, South Carolina area. In the conduct of certain aspects of its business, Carolina National Bank & Trust Company will also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation as Carolina National Bank & Trust Company. Many of these competitors have substantially greater resources and lending abilities than Carolina National Bank & Trust Company, and offer services, such as investment banking, trust and international banking services, that Carolina National Bank & Trust Company does not expect to provide or will not provide initially. We believe that Carolina National Bank & Trust Company will be able to compete effectively with these institutions with personalized service, loan participations and other techniques, but we cannot promise that we are correct in our belief. See "PLAN OF OPERATION OF CAROLINA NATIONAL CORPORATION AND ORGANIZATION OF CAROLINA NATIONAL BANK & TRUST COMPANY -- Competition."

We May Need Additional Capital and We May Dilute Your Common Stock.

         We have no present intention to issue additional stock, but we may attempt to do so in the future if additional capital is required or useful. We have not attempted to determine whether additional capital would be available or the terms on which such capital might be available. Our common stock is not subject to any preemptive rights. Therefore, your percentage ownership of our company will be diluted if we sell additional shares of our common stock, and as we grant stock awards, options or other awards to hire or retain employees. See "SUPERVISION AND REGULATION -- Capital Adequacy Guidelines for Bank Holding Companies and National Banks" and "DESCRIPTION OF CAPITAL STOCK - No Preemptive Rights."

We Will Have Lending Risks Associated With a Small Market Area and a New Loan Portfolio.

         We anticipate that the majority of Carolina National Bank & Trust Company's depositors will be located in or doing business in and around the Greater Columbia, South Carolina area, which is comprised of Richland, Lexington, Newberry, Fairfield and Kershaw Counties. We also anticipate that Carolina National Bank & Trust Company will lend a substantial portion of its capital and deposits to individual and commercial borrowers in and around Columbia. Any factors that adversely affect Columbia and surrounding areas could, in turn, adversely affect the performance of Carolina National Bank & Trust Company. Management will endeavor to be prudent in making loans, but some loan losses are unavoidable. Changes in both national and local economic conditions could affect the ability of borrowers to repay their loans. It is possible that defaults by Carolina National Bank & Trust Company's borrowers could be large enough to impair the ability of Carolina National Bank & Trust Company to continue its operations. Loan losses and other losses might reduce Carolina National Bank & Trust Company's capital below the level required by the FDIC, which could result in loss of deposit insurance, Carolina National Bank & Trust Company's being placed in receivership, and total loss of the value of your investment in Carolina National Corporation.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend, " "estimate," "project, " "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These  forward-looking  statements  are based on current  expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a new company with no operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    our growth and our ability to maintain growth;

     o governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     o the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;

     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans;

     o loss of consumer confidence and economic disruptions resulting from terrorist activities; and

     o the factors discussed in "Risk Factors" beginning on page 3 of this prospectus.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

                       OFFERING AND METHOD OF SUBSCRIPTION

The Offering


     Carolina National Corporation is offering a minimum of 866,500 shares and a maximum of 1,166,500 shares of its Common Stock (no par value) at a price of $10.00 per share. The price of the Common Stock has not been set as the result of arm's length negotiations or with reference to prices established in an active trading market. Carolina National Corporation is seeking to raise sufficient capital through this offering and the prior sales of stock to directors and organizers to adequately capitalize Carolina National Bank & Trust Company, a proposed new national bank. (In this Prospectus, we sometimes refer to Carolina National Bank & Trust Company as the "Bank", and to Carolina National Corporation as the "Company", "we" or "us".)

     The minimum individual purchase pursuant to this offering is 250 shares, and the maximum purchase is 5% of the total shares sold in this offering. Carolina National Corporation reserves the right to alter the individual minimum and maximum purchase amounts should conditions so warrant and specifically reserves the right to approve all purchases. Under no circumstances will a subscriber other than a Director be permitted to subscribe for more than 5% of the total shares sold.

         If 866,500 shares are not sold prior to the Termination Date, which is described below, this offering will be withdrawn and all escrowed funds will be promptly refunded without interest. See "Escrow of Funds" and "Contingencies." Although they are not obligated to do so, in order to cause 866,500 shares to be subscribed, the Directors, their affiliates and others affiliated with Carolina National Corporation may purchase shares in addition to the number set forth under "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors," and they may borrow funds to finance their purchases. See "--Contingencies," "RISK FACTORS - Our Directors and Others May Purchase Additional Shares With Borrowed Funds to Meet the Minimum Offering Requirement," and "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors."

Escrow of Funds

         Subscription funds will be held in an escrow account (the "Escrow Account") with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent"), until the close of this offering and authorization by the Comptroller of the Currency to open the bank upon release of a specified portion of the escrowed funds (we expect the amount to be approximately $8 million) to Carolina National Bank & Trust Company. Upon release of the specified portion of the escrowed funds to the Bank, the remaining escrowed funds will be released to Carolina National Corporation. In determining whether to authorize the Bank to open, the Comptroller of the Currency is expected to require the organizers to demonstrate that they have complied with all conditions contained in the preliminary approval of the charter application, that the Bank has engaged an independent external auditor, that the Bank has adequate fidelity insurance, that the Bank has adopted written operating policies and procedures, that the Bank has Federal Deposit Insurance and that the Bank has at least $9 million in capital upon release of the escrowed funds. The Comptroller of the Currency will specify the amount of the capital which will be required to be in cash (we expect the amount to be approximately $8 million) and the amount which can be in the form of organizational and pre-opening expenses which have already been paid.

         Until released, subscription funds will be deposited by the Escrow Agent in certificates of deposit, accounts or other deposits, which are insured by the FDIC or another agency of the United States government, or invested in short-term securities issued or fully guaranteed by the United States government or federal funds. Any interest earned on subscription funds while such funds were held in escrow will be property of Carolina National Corporation. Up to $300,000 of subscription funds from our directors will not be placed in escrow in which case those funds will be immediately available to pay organizational and pre-opening expenses.

     If 866,500 shares are not sold prior to the Termination Date, which is described below, this offering will be withdrawn and all escrowed funds will be promptly refunded without interest. If the Comptroller of the Currency has not authorized the Bank to open upon release of a portion of the escrowed funds to Carolina National Bank & Trust Company by December 31, 2002, the Escrow Agent will promptly refund all subscription funds. No interest will be paid to subscribers on such refunded funds.


Plan of Distribution

         Carolina National Corporation presently intends to make this offering to the public only through the executive officers and directors of Carolina National Corporation and the proposed executive officers and directors of Carolina National Bank & Trust Company. No commission or other sales compensation will be paid to any officer or director of Carolina National Corporation or any proposed officer or director of Carolina National Bank & Trust Company in connection therewith. Carolina National Corporation has, however, reserved the right to engage compensated selling agents to assist with the offering if necessary to meet state law requirements to offer the stock in a state or if it subsequently appears prudent to do so. If compensated selling agents are engaged, the commissions, discounts and expenses to be paid to them and the terms of their engagement will be set forth in a supplement to this prospectus. The total commissions and discounts to be paid to compensated selling agents would not exceed $500,000 if the minimum offered hereby is sold or $810,000 if the maximum offered hereby is sold. If compensated selling agents were engaged, they would require as a condition of their engagement that Carolina National Corporation agree to indemnify them against liabilities, including liability under the Securities Act of 1933.

Method of Subscription


         Shares may be subscribed for by delivery of the enclosed subscription form, completed and executed, together with full payment of the subscription price, to Carolina National Corporation, at 1350 Main Street, Columbia, South Carolina 29201. All subscription payments must be made in United States dollars by check, bank draft, or money order drawn to the order of "The Bankers Bank, Escrow Agent for Carolina National Corporation." Subscription payments will be delivered promptly to the Escrow Agent. Subscriptions and full payment must be received on or prior to the Termination Date (as defined below).


         Carolina National Corporation reserves the right to reject any offer of subscription in whole or in part or to cancel acceptance of any subscription offer in whole or in part until the date the shares subscribed hereunder are issued for any reason whatsoever. If all or part of a subscription is not accepted or is cancelled by Carolina National Corporation, all funds relating to the unaccepted or cancelled portion shall be promptly returned to the subscriber without interest thereon. Only the President of Carolina National Corporation has the authority to accept or reject a subscription, or portion thereof, on behalf of Carolina National Corporation.


Termination Date or Extension of the Offering

         Carolina National Corporation will offer shares of the Common Stock hereunder until the earlier of (1) receipt by Carolina National Corporation of subscriptions for an aggregate of 1,166,500 shares; (2) a decision by Carolina National Corporation to terminate the offering; or (3) June 14, 2002 (the "Termination Date"). While Carolina National Corporation intends to use its best efforts to sell 1,166,500 shares, the offering may be terminated without notice to anyone before all such shares are sold if the sale of at least 866,500 shares has been completed.

         The Termination Date may be extended until December 31, 2002, in the discretion of Carolina National Corporation. Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension, but any such extension will not alter the binding nature of subscriptions already submitted to Carolina National Corporation. The extension of the Termination Date may cause an increase in Carolina National Bank & Trust Company's pre-operating expenses and in the expenses incurred by Carolina National Corporation in connection with this offering. It is anticipated that Carolina National Bank & Trust Company will commence operations in the third quarter of 2002.

Contingencies

         Carolina National Corporation must receive the approval of the Federal Reserve before it can capitalize Carolina National Bank & Trust Company. Organization of Carolina National Bank & Trust Company and commencement of its operations is contingent upon capitalization of Carolina National Bank & Trust Company at $9,000,000 (a specific portion of which set by the Comptroller of the Currency must be in cash), receipt of FDIC insurance of deposits and the Comptroller of the Currency's final approval of the application to organize. There can, however, be no assurance if or when these requirements will be met. Any significant delay in receipt of Comptroller of the Currency and FDIC approvals will delay commencement of business and increase pre-opening expenses and may reduce Carolina National Bank & Trust Company's capital, potential revenues and income.

         The Directors reserve the right to purchase, directly or indirectly, shares in addition to the shares set forth in the table under "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors," if necessary to reach the 866,500 share threshold, though they are not obligated to do so. Borrowed funds may be used to purchase such shares. Accordingly, investors should not place any reliance on the sale of 866,500 shares as an indication of the merits of this offering.

         If 866,500 shares are not sold prior to the Expiration Date of this offering, or if regulatory approvals to commence operations are not received for any other reason and if the Comptroller of the Currency has not authorized the bank to open upon release of a specified portion of the escrowed funds to Carolina National Bank & Trust Company by December 31, 2002, the Escrow Agent will promptly return all subscription funds without interest.

Issuance of Stock Certificates

         Certificates for shares of Common Stock offered hereby, subscriptions for which have been accepted by Carolina National Corporation and paid for by the subscriber, will be issued by Carolina National Corporation promptly after Carolina National Bank & Trust Company receives its charter.

No Trading Market for the Common Stock

         Our stock is not traded or listed on any national securities exchange or market, and there currently is no market for our stock. We have no present plans to have our stock listed on an exchange. See "RISK FACTORS -- Our Common Stock is Not Listed on any Exchange and Has No Trading Market."

                                 USE OF PROCEEDS


         The net proceeds from this offering are expected to be between approximately $8,570,000 and $11,570,000 after deduction of offering expenses estimated at approximately $95,000 if no compensated selling agents are used. If compensated selling agents are subsequently engaged, the net proceeds of this offering are expected to be between $8,070,000 and $10,760,000 after deduction of commissions of between $500,000 and $810,000, and expenses of approximately $95,000.

     Carolina National Corporation's directors and an organizer of Carolina National Bank & Trust Company who is not a director have previously contracted to buy 133,500 shares of Carolina National Corporation common stock for $10.00 per share. The proceeds of these sales have been and will be available for use prior to completion of this offering. These funds are being used to fund organizational expenses of Carolina National Corporation and Carolina National Bank & Trust Company, and a portion of these funds will be used to capitalize the Bank. See "DIRECTORS AND EXECUTIVE OFFICERS -- Stock Ownership of Directors."

     If only the minimum number of shares are sold in this offering, Carolina National Corporation will receive proceeds of $8,570,000 after deducting estimated offering expenses of $95,000. Upon receipt of regulatory approvals necessary to the opening of the bank, a portion of the net proceeds will be used to purchase stock of Carolina National Bank & Trust Company. The exact amount required will be set by the Comptroller of the Currency and is expected to be approximately $8,000,000.


         The proceeds of the offering used to buy Carolina National Bank & Trust Company stock will be applied by the bank primarily to provide funds for its banking operations, including loans to customers and investments, for leasing and minimal upfitting of the properties on which its headquarters and initial branch office will be located, for furnishing and equipping the Bank and branch, and for working capital. Carolina National Bank & Trust Company has not allotted specific portions of the proceeds for making loans and for working capital but plans to use the funds as needed.


     Carolina National Bank & Trust Company expects to incur approximately $1,091,000 in organizational and pre-opening expenses which will, provided all necessary regulatory approvals are obtained, be payable from the proceeds of the prior offering to directors and organizers and this offering. This amount will be offset partially by interest income earned during the pre-opening period. Of the total estimated $1,091,000 of organizational and pre-opening expenses, approximately $763,000 will be used to pay salaries and the remainder will be used for miscellaneous expenses such as legal, consulting, accounting, and other expenses associated with the organization of the Bank. Approximately $768,000 in organizational and pre-opening expenses had been incurred as of December 31, 2001.


         Carolina National Bank & Trust Company's present plans and applications filed with the Comptroller of the Currency and the FDIC contemplate that the Bank will only operate out of two locations for several years. If the proceeds of this offering substantially exceed the minimum, Carolina National Bank & Trust Company may seek regulatory approval to open additional offices if it appears that doing so will benefit the Bank and its shareholder. The precise amounts and manners in which these funds will be used will be subject to the discretion of management in light of current market conditions and, therefore, cannot now be usefully predicted.

         Proceeds in excess of the amounts used to pay pre-opening expenses and to buy bank stock will be temporarily invested by Carolina National Corporation and used to pay Carolina National Corporation's administrative expenses. To the extent not needed to pay such expenses, such funds, if any, will be available to increase the capital of Carolina National Bank & Trust Company or for other activities in which a bank holding company is permitted to engage.

                            PRO FORMA CAPITALIZATION


         The following table sets forth the historical capitalization of Carolina National Corporation at December 31, 2001 and its pro forma capitalization after completion of this offering. Pro forma information is provided for the assumed sale in this offering of the minimum number of shares offered (866,500), the maximum number of shares offered (1,166,500) and the mid-point between the minimum and maximum (1,016,500). The table assumes that estimated offering expenses of $95,000 have been deducted from the proceeds of the sale of the shares. The table also assumes that, prior to its opening, Carolina National Bank & Trust Company incurs pre-opening and organizational expenses that would result in a retained deficit of approximately $1,091,000.

Stockholder's Equity
(Dollars in thousands)

                                                 Historical                           Pro Forma
                                                 ----------                           ---------
                                                December 31,                 Shares Sold in This Offering
                                                ------------                 ----------------------------
                                                    2001               866,500        1,016,500        1,166,500
                                                    ----               -------        ---------        ---------
Preferred Stock, (10,000,000 Shares
    Authorized) none issued
Common Stock, no par value
    (20,000,000 Shares Authorized)
    86,000 Shares issued...................             $860
    1,001,500 Shares issued*................                              $9,920
    1,151,500 Shares issued*................                                             $11,420
    1,301,500 Shares issued*................                                                              $12,920
Unearned stock compensation.................              (7)                 (7)             (7)              (7)
Retained deficit............................            (768)             (1,091)         (1,091)          (1,091)
                                                        ----              ------         -------          -------
          Total Stockholder's Equity........            $ 85              $8,822         $10,322          $11,822
                                                        ====              ======         =======          =======

----------
* Includes 49,000 shares issued to organizers and directors after December 31, 2001, which are not included in the offering.



                                    DIVIDENDS

         The most likely source of dividends to be paid by Carolina National Corporation will be dividends paid to Carolina National Corporation by Carolina National Bank & Trust Company. Accordingly, the payment of dividends by Carolina National Corporation is indirectly subject to the same laws and regulations that govern the payment of dividends by national banks.


         Carolina National Bank & Trust Company will be restricted in its ability to pay dividends under the national banking laws and by regulations of the Comptroller of the Currency. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. Payment of dividends out of net profits is further limited by 12 U. S. C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals the amount of its capital, unless there has been transferred to surplus not less than 1/10 of the bank's net profits of the preceding two consecutive half year periods (in the case of an annual dividend). Pursuant to 12 U. S. C. Section 60 (b), the approval of the Comptroller of the Currency is required if the total of all dividends declared by Carolina National Bank & Trust Company in any calendar year will exceed the total of its net income for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. The Comptroller of the Currency has issued policy statements that indicate that insured banks should generally only pay cash dividends out of current operating earnings.


         The payment of cash dividends by Carolina National Bank & Trust Company may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of cash dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. Paying dividends that deplete a bank's capital base to an inadequate level may constitute an unsafe and unsound banking practice.

         There can be no assurance when, or whether, Carolina National Corporation will be in a position to pay cash dividends on the Common Stock. Once Carolina National Bank & Trust Company becomes sufficiently profitable in the judgment of its directors, its directors expect that Carolina National Bank & Trust Company will pay some dividends in cash to Carolina National Corporation. However, Carolina National Corporation anticipates that all or substantially all of Carolina National Bank & Trust Company's earnings in the foreseeable future may be required for use in the development of the Bank's business. Furthermore, even if Carolina National Bank & Trust Company pays cash dividends to Carolina National Corporation, there is no requirement that Carolina National Corporation, in turn, pay dividends to its shareholders. See `DESCRIPTION OF CAPITAL STOCK - Dividends."

     PLAN OF OPERATION OF CAROLINA NATIONAL CORPORATION AND ORGANIZATION OF
                     CAROLINA NATIONAL BANK & TRUST COMPANY

Organization and Plan of Operation of Carolina National Corporation

         Carolina National Corporation was incorporated under the laws of South Carolina in May, 2000. Carolina National Corporation was organized for the purpose of becoming the holding company for Carolina National Bank & Trust Company. Before Carolina National Corporation can acquire Carolina National Bank & Trust Company, however, it must obtain the approval of the Federal Reserve. An application for approval of the Federal Reserve will be filed in the near future.


         At the time of its incorporation, Carolina National Corporation had only a few organizers whose immediate goal was to assemble a group of organizers and directors that would be recognized as a strong board of successful people with strong ties to the community and to find the right locations for the Bank's offices in order to file an application for a national bank charter. A chief executive officer was employed at the outset and given primary responsibility for finding appropriate locations for the Bank's main office and branch as well as helping assemble the board of directors. Locating and negotiating leases of the right locations for the Bank's offices proved to be a lengthy process. Similarly, it took a considerable amount of time to assemble the desired board of directors because several of the desired directors had prior commitments that had to be reconciled before they could commit to join Carolina National Corporation.


         As a result of the time expended in choosing its locations and directors, Carolina National Corporation took a somewhat longer period of time in the phase between its inception and filing of its national bank charter application and incurred higher organizational expenses than is typical to new bank and holding company organization in South Carolina. Higher organizational expenses resulted primarily from having a highly compensated chief executive officer employed from the outset of the extended organizational process. The chief executive officer subsequently terminated his relationship with Carolina National Corporation and was paid a severance package which also increased the expenses. See "MANAGEMENT COMPENSATION--Severance Agreement with Former Chief Executive Officer."

         Because of the desirability of the locations obtained and the strength of its director team, management of Carolina National Corporation believes that the resulting delay in filing the charter application and increase in organizational expenses was in the long term best interest of Carolina National Corporation.

         For the foreseeable future, Carolina National Corporation expects that its primary business activity will be ownership and operation of Carolina National Bank & Trust Company. At some point in the future, if the directors of Carolina National Corporation determine that it is appropriate to do so and any necessary regulatory approvals can be obtained, Carolina National Corporation may engage in other activities permitted for bank holding companies and may organize or acquire additional banks, though there can be no assurances that it will do so.

Organization of Carolina National Bank & Trust Company

         On December 3, 2001, the Organizers filed an application to obtain a national bank charter with the Comptroller of the Currency. The Comptroller of the Currency has not yet granted preliminary approval to the application.
Carolina National Bank & Trust Company will not be permitted to receive deposits, make loans, or otherwise engage in banking activities unless and until it receives a certificate from Comptroller of the Currency to the effect that it has complied with all provisions of law required to entitle it to commence banking operations, including securing insurance of its deposits from the FDIC. Prior to receiving such a certificate, Carolina National Bank & Trust Company must establish capital in the amount of $9,000,000, and must satisfy any administrative conditions imposed by the Comptroller of the Currency. The Comptroller of the Currency has the authority to alter, suspend, or rescind the approval of Carolina National Bank & Trust Company's application at any time if the Comptroller of the Currency deems any development warrants such action.

         The Organizers have also submitted an application to the FDIC for the insurance of Carolina National Bank & Trust Company's deposit accounts. In evaluating applications for insurance, the FDIC considers several factors, including the adequacy of the applicant's capital structure, the general character of its management, its future earnings prospects, the risk to federal insurance funds, and the convenience and needs of the community to be served by the proposed bank. In addition, prior to approving an application, the FDIC must be satisfied that, among other things, the projected ratio of equity capital plus reserves to assets is at least 8% at the end of the third year of Carolina National Bank & Trust Company's operations and profitable operations are projected for the third year of operations.

         Although the Organizers are taking the actions they believe are necessary to obtain a certificate to operate a banking business from the Comptroller of the Currency and deposit insurance from the FDIC, there can be no assurance that the Comptroller of the Currency will grant a certificate to commence business or that Carolina National Bank & Trust Company will obtain FDIC insurance.

Management Philosophy and Policy

         The Organizers believe that, with the increased demand for banking services arising from steady growth in population, personal income, and employment, the banking market will continue to grow in the Greater Columbia area. It is their opinion that there is a need for an additional locally owned and managed bank to serve the needs of the community, including individuals and small and medium-sized business enterprises. The Organizers intend for Carolina National Bank & Trust Company to concentrate on this hometown market with a professional staff that is sensitive to local needs.

         The Organizers of Carolina National Bank & Trust Company are dedicated to providing personalized banking to the citizens of the Greater Columbia area. Based on their knowledge of the area as long-time residents and business people, the Organizers believe that a bank owned and managed by people living and working in the local area can best serve the community for the following reasons:

     o Decisions regarding credit and services of a bank can best be made at a local level.

     o Funds made available from local deposits should be re-invested in the depositors' community.

     o Stability and continuity of management within a banking institution without frequent changes are important to its customers.

         The wave of bank mergers and consolidations has resulted in most banks in the Greater Columbia market area being controlled by large out-of-state institutions. A primary objective of the Organizers of Carolina National Bank & Trust Company is to provide citizens of Greater Columbia with more opportunity to have their banking needs met locally. The Organizers are involved extensively in business in the Greater Columbia service area and intend to make meeting the credit needs of this area a first priority. The Organizers believe that a large number of bank customers prefer a local bank, and that this preference should result in the successful and profitable operation of Carolina National Bank & Trust Company, though no assurances can be given that this will be the case.

         Carolina National Bank & Trust Company intends to offer a wide range of banking services including checking and savings accounts; commercial, installment, and personal loans; and other associated services. While trust services will not be offered immediately, the Organizers would expect Carolina National Bank & Trust Company to consider offering such services when a need for offering these services is indicated and when the appropriate staff can be developed and regulatory approvals obtained. The goals of the new Bank will be to provide banking services to satisfy the needs of its customers, while investing its funds in accordance with sound banking practices and earning the maximum profit for shareholders.

         Carolina National Bank & Trust Company intends to provide personalized banking services, with emphasis on knowledge of the individual financial needs and objectives of its customers and an appropriate array of services to meet those needs and objectives, coupled with timely response. The Bank will seek to promote continuous long-term relationships between officers and customers by minimizing transfers of account officers to different customers, departments or locations. The Bank will also seek to limit the number of accounts served by each of its officers to a level that will permit personal attention to each customer and full development of each customer's business relationship with Carolina National Bank & Trust Company. Because the management of the Bank will be located in Columbia, all credit and related decisions will be made locally, which is expected to facilitate prompt response.

         The Organizers anticipate that Carolina National Bank & Trust Company's initial capitalization will enable it to commence operations as a significant competitor. With an initial capitalization of approximately $9,000,000, the Bank will have a legal lending limit of approximately $1,350,000 for loans to a single customer. The Organizers anticipate that the Bank will establish
correspondent   relationships   with  The  Bankers  Bank,  and  other  banks  to
participate loans when loan amounts exceed the Bank's legal lending limits or internal lending policies. The Organizers believe that Carolina National Bank & Trust Company's initial capitalization should support substantial growth in deposits and loans, and will be sufficient to meet its capital requirements for at least its first three years of operations.

Market Area

         The information about market area provided below has been compiled from information obtained from various federal, state, county, city and local agencies that the Organizers believe to be reliable sources, but the Organizers have not independently confirmed all of such information and make no representations as to its accuracy.

Size and Location

         Columbia is South Carolina's capital city and is the largest city in the state. Columbia, together with the adjacent towns of Forest Acres and Arcadia Lakes, comprise the proposed bank's primary service area. These smaller towns are attractive traditional "bedroom" communities with relatively upscale retail and service businesses. They are fully integrated physically with Columbia. The secondary service area will be Richland County, with a potential extended market into the outlying area considered as "Greater Columbia," which is comprised of Richland County (includes Columbia) and the four surrounding counties.

         Ranked among the top twenty metropolitan growth areas in the country, Columbia stands at the geographic center of the South Atlantic region of the United States, which is one of the fastest growing areas in the country. The city is located in the center of the 1,465 square mile Columbia Metropolitan Statistical Area and anchors the Greater Columbia area. The Greater Columbia area's overall population grew 17.3% to 664,000 in the decade of the nineties and a continuation of this trend is expected for the foreseeable future.

         Columbia is situated 205 miles northeast of Atlanta, Georgia and 95 miles south of Charlotte, North Carolina. It shares many of those cities' favorable natural attributes typical of the sunbelt and conducive to healthy economic growth. The city is geographically positioned in the center of South
Carolina and serves as its economic hub. It is a service center located approximately midway between the healthy, industrialized Upstate and the bustling coastal city of Charleston, which is the fourth largest containerized shipping port in the United States and a thriving tourist area.

Transportation

         Columbia's strategic location and interstate highway networks have stimulated its overall commercial and industrial growth, particularly warehousing and distribution. Three major interstate highways serve Columbia (I-20, I-77 and I-26), directly connecting it to the commerce centers referred to above and providing important access to every economic region in the nation. The recently completed Southeastern Beltway linking I-77 to I-26 has significantly enhanced the accessibility and development potential of Forest Acres, Arcadia Lakes and the rest of Columbia's east side.

         The Columbia Metropolitan airport is located 6.5 miles southwest of Columbia and provides service by Delta, US Airways, United and Continental. A $48,000,000 redevelopment project was recently completed and includes a new concourse, a new connector with moving sidewalk and complete interior remodeling. The project doubled the space of the existing terminal. United Parcel Service recently built a regional air hub at the Columbia Metropolitan Airport. The air hub allows local firms to ship more quickly and is drawing new distribution firms to the area. The UPS hub is a magnet for new industries and jobs, particularly for catalog operations, light manufacturing and businesses with time-sensitive shipments.

         Rail transportation in the region is provided by Norfolk-Southern and CSX Systems, and inter-city bus service in the Columbia area is provided by Greyhound-Continental Bus Lines. Inter-city bus and taxicab service is also available to the city. Amtrak Silver Star serves the Columbia area with passenger rail service from its downtown station. Port services are available from Charleston (one and one-half hour drive) or Savannah, Georgia (three-hour drive). The Columbia area's sixty motor freight carriers round out the transportation network. The city is therefore well located to expedite its shipping, transportation, and distribution processes to most locations in the state and the Southeast region.

Government and Related Influence

         Columbia, as the capital city of the state, is the center of government on city, county, state and federal levels. Columbia has a council-manager form of government, while Forest Acres and Arcadia Lakes have mayor-council forms of government. Richland County is governed by a county council. Many services are performed as joint ventures between city and county government such as water and sanitary sewer service, fire protection and emergency medical treatment. The city's public water and sewer systems are quite good and are believed to provide for adequate capacity for expansion.

         Government exercises a substantial stabilizing influence on the area economy as a purchaser, service provider and employer. State government is the area's largest employer. Local and federal governments are the third and fourth ranking employers, respectively. Established in World War I, Fort Jackson is the second largest employer in the area. In the spring of 1989, the U. S. Army named Fort Jackson as its number one military training facility in the world. More recruits are trained there than at any other military base in the United States. Annually, Fort Jackson disburses over $350,000,000 in remuneration to its employees, a significant portion of which is spent in the Columbia area. Each year, approximately 35,000 soldiers attend initial entry training at the fort and each graduate has an average of two visitors traveling to attend the graduation ceremony, which generates significant tourism expenditures. Approximately 9,000 students attend schools at Fort Jackson each year and a new $7.6 million construction project for the U. S. Chaplain Center and school at Fort Jackson is planned.

         The highly regarded University of South Carolina is located in Columbia and has the state's largest number of enrollees in higher education at approximately 27,000. It is the city's sixth largest employer with approximately 4,500 faculty and workers on its payroll. Midlands Technical College in Columbia has enrollment of approximately 9,100 students, while the combined enrollment of the eight other institutions of higher learning in the area numbers approximately 4,900 students.

Competition

         South Carolina law permits statewide branching by banks and savings and loan associations. Consequently, many financial institutions have branches located in several communities. The City of Columbia is currently served by 14 commercial banking organizations with 78 branches, one savings bank and approximately 20 credit unions. Three additional commercial banks serve the Richland County area outside of Columbia. Since interstate banking was first permitted, an overwhelming number of Columbia's locally based commercial banks have been acquired, mostly by large regional out-of-state banks. Of the fourteen commercial banks left in Columbia, eight are owned and controlled out of state, and only two of the remaining six are headquartered in Columbia.

         Carolina National Bank & Trust Company will encounter strong competition from most of these financial institutions. In the conduct of certain areas of its business, Carolina National Bank & Trust Company will also compete with credit unions, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as the Bank will be. Most of these competitors have substantially greater resources and lending abilities than Carolina National Bank & Trust Company will have and offer certain services, such as international banking, investment banking, and trust services, that the Bank will not provide initially.

         The principal areas and methods of competition in the banking industry are the services offered, pricing of those services, the convenience and availability of the services, and the degree of expertise and personal manner with which those services are offered. As discussed above under "Management Philosophy and Policy", the Organizers believe that Carolina National Bank & Trust Company will be able to exploit opportunities available for a locally-owned community bank so that the Bank can compete effectively in those areas, but no assurance can be given that it will be able to do so.

           PROPOSED SERVICES OF CAROLINA NATIONAL BANK & TRUST COMPANY

         The proposed services of Carolina National Bank & Trust Company are described below. Although this information is derived from the Bank's business plan and represents the Organizers current plans for operation of the Bank, these plans are subject to change based on various factors, including, among others, changes in local and national economic conditions, changes in competitive conditions, changes in market demands, and actual operating experience of the Bank.

Deposits

         Carolina National Bank & Trust Company intends to offer the full range of deposit services typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, and savings and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the principal market area at rates competitive with those offered in the area. In addition, retirement accounts such as IRA's (Individual Retirement Accounts) will be made available. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Carolina National Bank & Trust Company intends to solicit these accounts from individuals, businesses, associations and organizations, and government authorities. Although the Bank intends to be competitive in its efforts to attract deposit accounts, it does not plan to aggressively seek jumbo certificates of deposit (certificates in amounts greater than $100,000) and does not intend to accept brokered deposit accounts.

Lending Activities

         Carolina National Bank & Trust Company intends to emphasize a range of lending services, including real estate, commercial and consumer loans.

         To address the risks inherent in making loans, management will maintain an allowance for loan losses based on, among other things, an evaluation of Carolina National Bank & Trust Company's loan loss experience, management's experience at other financial institutions in the market area, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for loan losses equal to the estimated losses inherent in the loan portfolio. However, because there are certain risks that cannot be precisely quantified, management's judgment of the allowance is necessarily approximate and imprecise. The adequacy and methodology of the allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the regulatory agencies.

Real Estate Loans

         The Organizers expect that one of the primary components of Carolina National Bank & Trust Company's loan portfolio will be loans secured by first or second mortgages on residential and commercial real estate. These loans will generally consist of commercial real estate loans, construction and development loans and residential real estate loans (including home equity and second mortgage loans). Interest rates may be fixed or adjustable and Carolina National Bank & Trust Company will generally charge an origination fee. Fixed rate loans are expected to be sold into the secondary market and not held in the portfolio. The Bank will seek to manage credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. The Organizers presently anticipate that the loan-to-value ratio for first and second mortgage loans and for construction loans generally will not exceed 80%. In addition, the Bank may require personal guarantees of the principal owners of the property. The Bank may also originate mortgage loans for sale into the secondary market, earning a fee, but avoiding the interest rate risk of holding long-term, fixed-rate loans.

         The principal economic risk associated with all loans, including real estate loans, is the creditworthiness of Carolina National Bank & Trust Company's borrowers. The ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer's personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. In the case of a real estate purchase loan, the borrower may be unable to repay the loan at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased.

         Carolina National Bank & Trust Company will also face additional credit risks to the extent that it engages in making adjustable rate mortgage loans
("ARMs"). In the case of an ARM, as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. The marketability of all real estate loans, including ARMs, is also generally affected by the prevailing level of interest rates.

Commercial Loans

         Carolina National Bank & Trust Company will make loans for commercial purposes in various lines of business. The commercial loans will include both secured and unsecured loans for working capital (including inventory and receivables), loans for business expansion (including acquisition of real estate and improvements), Small Business Administration ("SBA") loans for new businesses (as well as other governmentally guaranteed business loans), and loans for purchases of equipment and machinery. The Organizers anticipate that equipment loans will typically be made for a term of five years or less at either fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. Commercial loans will vary greatly depending upon the circumstances and loan terms will be structured on a case-by-case basis to better serve customer needs.

         The risks associated with commercial loans vary with many economic factors, including the economy in the Bank's market area. The well-established banks in the Bank's market area will make proportionately more loans to medium- to large-sized businesses than Carolina National Bank & Trust Company. Many of Carolina National Bank & Trust Company's anticipated commercial loans will likely be made to small- to medium-sized businesses, which are typically smaller, have shorter operating histories, and less sophisticated record keeping systems than larger entities. As a result, these smaller entities may be less able to withstand adverse competitive, economic and financial conditions than larger borrowers. In addition, because payments on loans secured by commercial property generally depend to a large degree on the results of operations and management of the properties, repayment of such loans may be subject, to a greater extent than other loans, to adverse conditions in the real estate market or the economy.

Consumer Loans

         Carolina National Bank & Trust Company will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit and unsecured revolving lines of credit such as credit cards. The secured installment and term loans to consumers will generally consist of loans to purchase automobiles, boats, recreational vehicles, mobile homes and household furnishings, with the collateral for each loan being the purchased property. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by Carolina National Bank & Trust Company when making a first mortgage loan, as described above, and home equity lines of credit will typically expire 15 years or less after origination, unless renewed or extended.

         Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, Carolina National Bank & Trust Company cannot predict the extent to which the borrower's ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

Loan Approval and Review

         Carolina National Bank & Trust Company's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds an individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or by the Loan Committee of the Board of Directors. The Loan Committee will set the lending limits for the Bank's loan officers, and any loan in excess of such lending limits must be approved by the Loan Committee. Carolina National Bank & Trust Company will not make any loans to any director, officer or employee of the Bank unless the loan is approved by the Bank's Board of Directors, or a committee thereof, and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank

Other Services

         Carolina National Bank & Trust Company plans to participate in a regional network of automated teller machines that may be used by Bank customers in major cities throughout the Southeast. The Bank plans to offer both VISA and MasterCard brands of bank cards together with related lines of credit. The lines of credit may be used for overdraft protection as well as pre-authorized credit for personal purchases and expenses.

         Carolina National Bank & Trust Company will provide safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, banking by mail, and automatic drafts for various accounts, but will not provide international or trust banking services in the near future.

Asset and Liability Management

         The primary earning assets of Carolina National Bank & Trust Company will consist of the loan portfolio and investment account. Efforts will be made generally to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching will not be possible. The majority of Carolina National Bank & Trust Company's securities investments will be in marketable obligations of the United States government, federal agencies and state and municipal governments, generally with varied maturities.

         Long-term loans will be priced primarily to be interest-rate sensitive. Long-term fixed rate loans are not expected to be held in the portfolio, but, rather, are expected to be sold in the secondary market.

         Deposit accounts will represent the majority of the liabilities of Carolina National Bank & Trust Company. These will include transaction accounts, time deposits and certificates of deposit. The maturities of the majority of interest-sensitive accounts are expected to be 12 months or less.

Premises

         The main offices of Carolina National Bank & Trust Company and Carolina National Corporation will be located at 1350 Main Street, on the corner of Main and Washington Streets, in downtown Columbia. The space, which comprises approximately 9,718 square feet on two floors, was previously used as a bank, and the Organizers, therefore, believe it is well-suited for its purpose. The Bank also plans to open a branch office at 4840 Forest Drive in a building which comprises approximately 2,600 square feet, and which was previously used as a bank branch. This branch facility has ample parking and four drive-through teller stations. Both properties have been leased pursuant to long term leases.

Employees

         The president and chief executive officer of Carolina National Bank & Trust Company will be Roger B. Whaley. Mr. Whaley, age 55, has over 29 years of experience in the banking industry. Mr. Whaley began his banking career in Columbia, South Carolina with Bankers Trust Company of South Carolina. He remained with Bankers Trust in various positions, which included Columbia
Regional Executive with responsibility for loans and deposits in half of the state of South Carolina, until Bankers Trust was acquired by NCNB in 1986. He then became the NCNB Consumer and Community Banking Division Executive for South Carolina. In 1992 NCNB, which had been renamed NationsBank, promoted him to Executive Vice President. In 1997 he was promoted to President of NationsBank Oklahoma and, following the merger of NationsBank with Bank of America, he also became the Small Business Banking Executive for the Midwest (Arkansas, Illinois, Iowa, Kansas, Missouri and Oklahoma). Upon his retirement in 2000 he returned to his home state of South Carolina. See also "DIRECTORS AND EXECUTIVE OFFICERS."

         Other employees will be hired in phases beginning prior to the opening of Carolina National Bank & Trust Company. It is anticipated that the Bank will make available to its employees competitive benefits, which should enable the Bank to attract and retain quality employees.

Pre-Opening Activities

         The Organizers will monitor and supervise the acquisitions of Carolina National Bank & Trust Company's facilities, hiring and training its staff, arrangements to purchase or lease and install equipment necessary for the transaction of business, establishment of correspondent banking relationships, and make other arrangements for necessary services.

Lack of Profitability in the Early Period of Operation

         It has been the experience in the banking industry for new banks to operate at a loss in the first several years of operation. Every reasonable effort will be made to reach a level of profitability as quickly as possible, but there can be no assurances that Carolina National Bank & Trust Company will be profitable during its first 3 years of operation or at any time thereafter.

         The Organizers of Carolina National Bank & Trust Company, who are mostly local residents of the Bank's market area, believe that the existing and future bank market in the Greater Columbia area presents an excellent opportunity for a new locally owned bank. Their belief is based upon their review of the economic outlook for the area and the size, nature, and growth potential of the existing market for banking services and the experience of Mr. Whaley in the banking industry.

Materials filed with the Securities and Exchange Commission and Reports to Shareholders.

         For at least the first year after the registration statement relating to this offering was filed with the Securities and Exchange Commission (the "SEC"), Carolina National Corporation will be required to file annual, quarterly and periodic reports with the SEC. If, after that first year, Carolina National Corporation has fewer than 300 shareholders, it will not be required to file further reports with the SEC. You may read or obtain copies of reports filed by Carolina National Corporation with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Carolina National Corporation's filings with the SEC are made electronically. The SEC maintains an internet site that contains the reports and other information filed by Carolina National Corporation with the SEC. The address of the SEC's internet site is http://www.sec.gov.

         Carolina  National  Corporation  has filed a registration  statement on
Form SB-2 with the SEC that relates to this offering of common stock. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information about Carolina
National Corporation and the common stock, you should read the entire registration statement and its exhibits. Copies of the registration statement may be obtained from the SEC's Public Reference Room or internet site at the addresses provided in the preceding paragraph.

         Carolina National Corporation will furnish shareholders with annual reports containing audited financial information.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The directors of Carolina National Corporation are, with David A. Ward, the Organizers of Carolina National Bank & Trust Company. The directors are also expected to be members of the initial board of directors of Carolina National Bank & Trust Company. The directors are all initial directors of Carolina National Corporation and will serve until the first meeting of the shareholders of Carolina National Corporation at which time directors will be elected by the shareholders.

         Set forth below is information about the recent business experience and community activities of the directors and executive officers of Carolina National Corporation. All of the persons listed below except Mr. Hobbs are directors of Carolina National Corporation.

         Charlotte J. Berry, age 70, is active in numerous local and national charitable organizations. She is presently serving as Founding Chairman of the American Red Cross National Museum Committee (History and Education Center), and has previously served in many capacities with the American Red Cross, including among others, Vice-Chairman of the Board of Governors; Chairman, Disaster and Community Services; National Chairman, Volunteer American Red Cross; Chairman, Eastern Operation Headquarters; Chairman SEFO Advisory Council; Financial Development Committee; Regional Blood Services Committee; Chapter Chairman; Vice Chairman, Building Fund Steering Committee; Executive Committee; and Long Range Planning Committee. Mrs. Berry was recently a member of the South Carolina Regional Advisory Board of Wachovia Bank, and a member of the Board of Directors of each of: the Central Carolina Community Foundation; United Way of the

Midlands; Cultural Council of Lexington and Richland Counties; South Carolina Independent Colleges and Universities; South Carolina State Museum Foundation; Columbia Museum of Art; and the Capital Senior Center. She also serves as a member of: the Advisory Board of the Nurturing Center; the Board of Trustees of Mary Baldwin College; the Board of Trustees of College of Charleston; the National Leadership Council, Alexis de Tocquiville Society, United Way of America; Advisory Board of Benedict College; and National Board of Directors, Volunteers of America. Mrs. Berry has previously served as Chair of United Way of South Carolina and Chair of United Way of the Midlands. Mrs. Berry is the recipient of numerous awards, including: Greater Columbia Chamber of Commerce Ambassador of the Year; National Society of Fund Raising Executives Philanthropy Award; Columbia Urban League Humanitarian Award; Sertoma Service to Mankind Award (local and district); Leadership Award, American Red Cross-Central South Carolina Chapter; Harriman Award, American National Red Cross; and BellSouth "Neighbor to Neighbor" Award. Mrs. Berry is a graduate of Mary Baldwin College with a B.A. in psychology.

         William P. Cate, age 58, was General Manager of South Carolina operations for Snider Tire, Inc., Greensboro, North Carolina, from 2000 until his retirement January 1, 2002. From 1968 until sale of the Company to Snider Tire in 2000, Mr. Cate was Chairman, Chief Executive Officer and an owner of Cate-McLaurin Co., Inc., a commercial tire sales and retreading business. Mr. Cate is also a farmer and is a past Chairman of the South Carolina Forestry Association. Mr. Cate has served on the Clemson University Board of Visitors and the Clemson University Forestry School Advisory Board, and the Board of Directors of the Richland County Cattleman's Association. Mr. Cate is a graduate of Clemson University with a B.S. in Agricultural Economics.

         Kirkman Finlay, III, age 31, has been Vice President, Chief Executive Officer and an owner of Rising High Natural Bread Co., a bakery and restaurant, since 1996. Mr. Finlay is also Managing Member or an officer and an owner of a number of companies involved in the real estate business, farming or investment. Mr. Finlay serves on the Board of the Central Carolina Community Fund and on the Board of the Five Points Merchants Association, is Chairman and Co-Founder of the Gray Horton Scholarship at the University of Virginia, is a member of the Cultural Council of Richland and Lexington Counties, and is prior Chairman of the Columbia Ducks Unlimited Corporate Sponsor Program. Mr. Finlay is a graduate of the University of Virginia.

         John W. Hobbs, age 39, is the Chief Operations Officer and Chief Financial Officer of Carolina National Corporation, a position he has held since January, 2002. Mr. Hobbs is a certified public accountant. From August, 1996 to January, 2002 he was the Chief Financial Officer and Senior Vice President of FNB Bancshares, Inc., a bank holding company located in Gaffney, South Carolina. Prior to that, Mr. Hobbs held positions as General Auditor and Vice President of First United Bancorporation, Controller and Vice President of Standard Federal Savings Bank and Senior Accountant with KPMG Peat Marwick. Mr. Hobbs is a graduate of the University of South Carolina with a Bachelor of Science in Accounting.

         Harold P. Hunt, Jr., age 52, has been Executive Vice President and a Director of Southern Financial Group since May of 2001, and was recently named Chief Financial Officer. From May of 1983 until May of 2001, Mr. Hunt was Vice President of Finance and Treasurer of Bi-Lo, LLC, Greenville, South Carolina, a chain of retail food stores with operations in five states. Bi-Lo, LLC is a wholly-owned subsidiary of Ahold, NV, a major international food provider headquartered in the Netherlands. Prior to joining Bi-Lo, Mr. Hunt had been employed with Ernst & Young since 1973. Mr. Hunt is a former Vice Chairman of the Executive Committee of the Gamecock Club and is currently a member of the Board of Advisors of the Darla Moore School of Business at the University of South Carolina. Mr. Hunt also serves on the Bi-Centennial Campaign Committee at the University of South Carolina. Mr. Hunt served as Treasurer of St. Peters Episcopal Church in Greenville for ten years. He also served as Treasurer for the Bi-Lo Political Action Committee and Bi-Lo Charities, Inc., a non-profit affiliate of Bi-Lo, LLC. Mr. Hunt is a graduate of the University of South Carolina and a certified public accountant.

         I. S. Leevy Johnson, age 59, has been an attorney with Johnson, Toal & Battiste, P.A. since 1976. Mr. Johnson is also an owner of Leevy Johnson Funeral Home, Inc. Mr. Johnson is a recipient of the Durant Award from the South Carolina Bar, the Compleat Lawyer Award from the University of South Carolina School of Law, the John W. Williams Award from the Richland County Bar, and the Matthew J. Perry Medallion from the Columbia Lawyers Association. Mr. Johnson was one of the first three African-Americans elected to the South Carolina General Assembly after Reconstruction, and the first African-American elected

President of the South Carolina Bar. Mr. Johnson has been inducted as a Fellow of the American Bar Association and as a member of The American College of Trial Lawyers. Mr. Johnson is a former Chairman of the Board of Trustees of South Carolina State College and a former Trustee of Benedict College. Mr. Johnson is a recipient of the Order of the Palmetto award, and has been recognized for Outstanding Leadership as a Director of the Columbia Development Corporation and has been recognized by the Committee of 100 for enhancing economic development. Mr. Johnson has served as a director of First Union Bank of the Carolinas, First Union National Bank of South Carolina, Southern Bank & Trust Company and Victory Savings Bank. Mr. Johnson has also served as a member of the Executive Committee of the Board of Directors of First Union National Bank of South Carolina. Mr. Johnson is a graduate of Benedict College with a B.S. and a graduate of the University of South Carolina School of Law with a Juris Doctor. Mr. Leevy also has an Associate Degree in Mortuary Science from the University of Minnesota.

         Angus B. Lafaye, age 58, has been President of Milliken Forestry Co., Inc., a forestry consulting business, since 1998. Mr. Lafaye was Vice President and Treasurer of Milliken Forestry Co. from 1985 to 1998. Mr. Lafaye is also a licensed realtor and a registered forester. Mr. Lafaye is a Director of the South Carolina Forestry Association. Mr. Lafaye is also a member of the Society of American Foresters and is Chairman of the Insurance Committee of the Association of Consulting Foresters. He is also a member of the Rural Appraiser and Farm Managers Association, the Congaree Land Trust, and the Forest Land Owners Association. Mr. Lafaye is a graduate of Clemson University with a B.S. in Forest Management.

         R. C. McEntire, Jr., age 58, has been President and operator of each of
R. C. McEntire & Co., Inc. (produce processing and sales), R. C. McEntire Trucking, Inc. (produce hauling), Lands Inn, Inc. (hotels) and Long Branch Farm, Inc. (waste management) since 1996. Mr. McEntire is founder and a current and former member of the Board of the International Fresh Cut Produce Association; a former President and member of the Board of the South Carolina Fresh Fruit and Vegetable Association; and a former member of the Board of W. B. Guimarin & Co., Inc. (mechanical contractor). Mr. McEntire has previously served as a member of the Board of Heathwood Hall Episcopal School, and is a Lifetime Member of the Coastal Conservation Association. Mr. McEntire is a graduate of the University of South Carolina with a B.S. degree.

         C. Whitaker Moore, age 54, has been a real estate broker with Coldwell Banker Tom Jenkins Realty since 1970. Mr. Moore has also been an owner of the firm since 1994. Mr. Moore was recognized as the Number 1 producer in the nation for The Gallery of Homes franchise in 1977, and has been recognized as top producer in the Southeastern United States for Coldwell Banker for three consecutive years, and as top producer in Columbia for the past 25 years. Mr. Moore is currently the President of the Columbia Kiwanis Club, Vice-President of the Palmetto Club, and on the board of the Salvation Army. He is a former director of each of Heathwood Hall Episcopal School, the Central Carolina Community Foundation, the Columbia YMCA and the Columbia Museum of Art. Mr. Moore has also served on the Vestry of Trinity Episcopal Cathedral. Mr. Moore is a graduate of the University of South Carolina with a B. S. degree.

         Leon Joseph Pinner, Jr., age 66, has been a television performer with WIS-TV since 1963. Since January, 2001 Mr. Pinner has also been a free lance radio and television performer. Mr. Pinner serves as narrator and Master of Ceremonies for the youth concerts of the South Carolina Philharmonic Orchestra. He serves on the Multiple Sclerosis Society Board of Directors, the Juvenile Diabetes Foundation Palmetto Chapter, the board of the Dance Theatre of Columbia and the board of Power of Positive Students (POPS) International Foundation in Myrtle Beach. He is a member of the Media Club, Friday the 13th Club and Trinity United Methodist Church choir in Blythewood. In 1993, Mr. Pinner was awarded the Order of the Palmetto for service to the state. In June 1993, Mr. Pinner's star was added to The Celebrity Walk of Fame in Myrtle Beach, and in July 1993, he was presented the Masters Award from the South Carolina Broadcasters Association, an award which honors individuals for distinguished careers as on-air broadcasters in South Carolina. In January, 1997, he received the Humanitarian of the Year Award from the Palmetto Society of the United Way of the Midlands. In October 1998, Mr. Pinner was inducted into the "Diamond Circle" of the USC School of Journalism and Mass Communications, and in November 1998, he was inducted into the South Carolina Entertainment Hall of Fame.

         Joel A. Smith, III, age 56, has been Dean of the Darla Moore School of Business since October of 2000. From June of 1998 until August of 2000, Mr. Smith was President of the East Region of Bank of America. Prior to that time, from 1991 until acquisition of the Bank by Bank of America in June of 1998, Mr. Smith was President of NationsBank Carolinas. Mr. Smith serves on the following boards: South Carolina Accountability Oversight Committee; the Governor's School for Mathematics and Science Foundation; South Carolina Business Center for Excellence in Education; and South Carolina ETV Endowment. He is a member of the Board of Regents for the University of the South, Sewanee, Tennessee. He is also a member of the Board of Spoleto Festival USA and co-chairs the 25th Anniversary Campaign. Additionally he serves on the Board of Avanex Corporation, chairing the Audit Committee, and the Board of Directors for Resource Bancshares Mortgage Group (RBMG). In May 2001, Mr. Smith was inducted into the South Carolina Business Hall of Fame and for 2000, Mr. Smith was named Humanitarian of the Year by the United Way. During 1997 he was named the South Carolina Economic
Development  Volunteer  of the Year by the Central  Carolina  Midlands  Economic
Development Alliance, Committee of 100. He received the "Tree of Life" award from the National Jewish Fund, and was awarded Honorary Degrees from South Carolina State University, Fayetteville State University and the University of South Carolina, Aiken. In 1994, he received the Businessman of the Year award from the South Carolina Chamber of Commerce. Mr. Smith is a graduate of the University of the South, the National Commercial School of Lending at the University of Oklahoma and the School of Banking of the South of Louisiana State University.

         Robert E. Staton, Sr., age 55, was Chairman, President and Chief Executive Officer of Colonial Life & Accident Insurance Company from 1994 until his retirement in July of 2001. Mr. Staton is a member of the Education Oversight Committee and chairs its EIA subcommittee. He is Chairman of the River Alliance and Chairman of the deToqueville Society Campaign of United Way of the Midlands. Mr. Staton is a member of the Board of Trustees of Presbyterian College, serves on the Executive Committee of the Board of Directors and chairs the college's Capital Campaign. Mr. Staton has previously served as Chairman of each of: the Palmetto Business Forum; Courage to Compromise; Alliance for Excellence in Education; the Greater Columbia Chamber of Commerce; the South Carolina Chamber of Commerce Education Council; United Way of the Midlands; the Cultural Council of Lexington and Richland Counties; and the Columbia Urban League. Mr. Staton has also served as an Elder and Clerk of Session at Saxe Gotha Presbyterian Church. In 2001, Mr. Staton received the Humanitarian of the Year award from United Way of the Midlands, and in 2000, he received the Ambassador of the Year award from the Greater Columbia Chamber of Commerce, and the Outstanding Volunteer Fundraiser award from the National Society of Fund Raising Executives. In 1998, Mr. Staton was named South Carolina Business Leader of the Year by the South Carolina Chamber of Commerce. Mr. Staton graduated from Presbyterian College with a B.A. in economics and from the University of South Carolina School of Law with a Juris Doctor.

         William H. Stern, age 45, has been President of Stern & Stern and Associates, a commercial real estate development company, since 1984. Mr. Stern has served as a Commissioner on the South Carolina Commission on Higher Education, and is a past Chairman and current member of the Board of the South Carolina Council on the Holocaust. Mr. Stern is a member of Beth Shalom Synagogue. Mr. Stern attended the University of Miami and the University of South Carolina.

         Joe E. Taylor, Jr. age 43, has been President and owner of Southland Log Homes, Inc. since 1980. Mr. Taylor is a member of the Board of each of the Greater Columbia Chamber of Commerce, the Columbia Museum of Art, the Cultural Council of Richland and Lexington Counties, the Central Carolina Community Foundation, and the Presidential Advisory Board of Wofford College. Mr. Taylor is also a member of the Board of Advisors of the Indian Waters Council of the Boy Scouts of America. Mr. Taylor is a past Chairman of the Building Systems Council, Washington, D.C., and a past member of the Executive Committee of the National Association of Home Builders. He is also past president of the Log Home Council. Mr. Taylor attended Wofford College.

         Roger B. Whaley, age 55, has served as President and Chief Executive Officer of Carolina National Corporation since November, 2001. Mr. Whaley was Chief Operating Officer of Southern Financial Group, an investment firm, from November of 2000 until November, 2001. From 1971 until his retirement in August of 2000, Mr. Whaley was with Bank of America, where for the last four years of employment he served as President of Bank of America, Oklahoma, and, in 1999, also assumed responsibilities as Small Business Banking Executive for the Midwest (Arkansas, Illinois, Iowa, Kansas, Missouri and Oklahoma). Prior to employment in Oklahoma, Mr. Whaley was with Bank of America and its predecessors in South Carolina for 29 years, where he held progressive positions from Branch Manager to Executive Vice President and Consumer and Community Banking Division Executive for South Carolina. Mr. Whaley has served as a Director of the South Carolina Chamber of Commerce, the South Carolina State Museum, Coker College and the South Carolina Bankers Association (Vice Chairman and Treasurer). Mr. Whaley is former Chairman of the River Alliance, former Campaign Chairman of the United Way of the Midlands, former Chairman of the South Carolina Business in

Partnership Political Education Committee, former Vice-Chairman of a Joint Legislative Committee to Study Higher Education, and former Vice Chairman of the South Carolina Commission on Higher Education. Mr. Whaley is a recipient of the Order of the Palmetto. Mr. Whaley is a graduate of the University of South Carolina with a B.S. in Banking, Finance and Insurance. Mr. Whaley also graduated from undergraduate and graduate Commercial Lending School at the University of Oklahoma as a Certified Commercial Lender.

Principal Security Holders

       Joe E. Taylor is the only director who is presently expected to beneficially own 5% or more of Carolina National Corporation's Common Stock after this offering. Information about Mr. Taylor's proposed stock ownership is set forth under "-- Stock Ownership of Directors."

Stock Ownership of  Directors


         The following table sets forth information about the shares of Carolina National Corporation's Common Stock currently owned and expected to be purchased pursuant to this offering by the Directors and members of their immediate families, and the percent of total shares outstanding such shares will represent assuming sale of a total of 866,500 shares and 1,166,500 shares, respectively.

     To fund organizational expenses of Carolina National Corporation, each director, except I. S. Leevy Johnson and Leon Joseph Pinner, Jr., subscribed for the purchase of 10,000 shares of Carolina National Corporation's common stock at $10.00 per share. One organizer of Carolina National Bank & Trust Company who is not a director of Carolina National Corporation also subscribed for 10,000 shares at $10.00 per share. Net proceeds of $1,035,000 have been received with respect to a portion of such subscriptions. The directors are obligated to pay an additional $300,000 with respect to the remaining subscriptions prior to the opening of the bank. As Carolina National Corporation has incurred expenses that are due and payable, the Chief Executive Officer has requested that organizers' and directors' funds be released to Carolina National Corporation for such expenses. Upon receipt of such funds, Carolina National Corporation has issued a number of shares at $10.00 per share equal to the amount of funds received. These shares are restricted as to resale and may only be sold by the holders pursuant to an effective registration statement or an exemption from registration. No commission or fees are charged in connection with issuance of the shares. The shares that have already been issued pursuant to this arrangement are reflected in the table below.


         Although, as reflected in the table, some directors have indicated their intention to subscribe in this offering for more than the 10,000 shares for which they have previously subscribed, such persons are not obligated to purchase more than a total of 10,000 shares, and may decide to purchase more or fewer shares than the number shown below. The Directors specifically reserve the right to purchase additional shares if necessary to reach the 866,500 share minimum offering requirement. Because purchases by the Directors may be substantial, investors should not place any reliance on the sale of all of the shares offered hereby as an indication of the merits of this offering or that a Director's confidence in his investment decision is shared by unaffiliated investors.


     If only 866,500 shares are sold in this offering and if the directors do not buy any shares in this offering, they will own 125,000 shares (not including any shares they could obtain by exercising warrants) or 12.5% of the outstanding shares. If they also purchase an additional 77,500 shares in this offering, they will own (not including any shares they could obtain by exercising warrants) 202,500 shares or 20.2% of the outstanding shares.

                                                                                                    % of Common Stock
                                                             Number of     Number of Shares         to be Outstanding
                                    Number and % of         Additional           to be             -----------------
                                    Shares Currently       Shares to be      Beneficially
                                  Owned or Subscribed      Purchased in       Owned After
Name                                  And Paid for         this Offering    this Offering(1)   Minimum(2)      Maximum(3)
----                                  ------------         -------------    ----------------   ----------      ----------

Charlotte J. Berry                10,000       7.4%                -          16,666(4)          1.65             1.27
William P. Cate                   10,000       7.4%                -          16,666(4)          1.65             1.27
Kirkman Finlay, III               10,000       7.4%           15,000          41,666(5)          4.09             3.16
Harold Hunt                       10,000       7.4%           20,000          50,000(6)          4.89             3.78
I. S. Leevy Johnson                2,500       1.9%                -           4,166(7)             *                *
Angus B. Lafaye                   10,000       7.4%                -          16,666(4)          1.65             1.27
R. C. McEntire, Jr.               10,000       7.4%                -          16,666(4)          1.65             1.27
C. Whitaker Moore                 10,000       7.4%            5,000          25,000(9)          2.47             1.90
Leon Joseph Pinner, Jr.            2,500(8)    1.9%                -           4,166(7)(8)          *                *
Joel A. Smith, III                10,000       7.4%                -          16,666(4)          1.65             1.27
Robert E. Staton                  10,000       7.4%                -          16,666(4)          1.65             1.27
William H. Stern                  10,000       7.4%            7,500          29,166(10)         2.88             2.22
Joe E. Taylor, Jr.                10,000       7.4%           30,000          66,666(11)         6.48             5.02
  47 Mahalo Lane
  Columbia, SC 29204
Roger B. Whaley                   10,000       7.4%                -          16,666(4)          1.65             1.27
                                  ------      ----           ----------      ----------         -----            -----
     Total                       125,000      92.6%           77,500(12)     337,492(13)        29.70            23.49

----------------------
*less than 1%
(1)  Includes for each director currently  exercisable  warrants to purchase two
     shares  for  every  three  shares  purchased  in  this  offering.   See"  -
     Compensation of Executive Officers and directors -- Director Compensation."
(2)  Assuming sale of 866,500 shares.
(3)  Assuming sale of 1,166,500 shares.
(4)  Includes currently exercisable warrants to purchase 6,666 shares.
(5)  Includes currently exercisable warrants to purchase 16,666 shares.
(6)  Includes currently exercisable warrants to purchase 20,000 shares.
(7)  Includes currently exercisable warrants to purchase 1,666 shares.
(8) 1,500 of the shares to be owned by Mr. Pinner will be issued to him in payment for services rather than for cash. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(9)  Includes currently exercisable warrants to purchase 10,000 shares.
(10) Includes currently exercisable warrants to purchase 11,666 shares.
(11) Includes currently exercisable warrants to purchase 26,666 shares.
(12) Directors are  not obligated to buy these 77,500 shares.
(13) Includes currently exercisable warrants to purchase 134,992 shares.


                             MANAGEMENT COMPENSATION

Executive Officer Compensation

         The following table sets forth information about the Chief Executive Officers' compensation. No other executive officers earned $100,000 or more during the year ended December 31, 2001.

                           Summary Compensation Table

                                                                                      Long Term
                                                                                    Compensation
                                                                                    ------------
                                                  Annual Compensation                  Awards
                                        -------------------------------------       ------------
                                                                                      Number of
                                                                                     Securities
                                                                                     Underlying          All Other
                                                                                       Options            Compen-
Name and Principal Position         Year         Salary(1)         Bonus               Awarded            sation
---------------------------         ----         ---------         -----             -----------          ------
Roger B. Whaley                     2001          $ 21,548          -0-                  -0-              $1,350
President and Chief
  Executive Officer
James A. Gunter                     2001           135,000          -0-                  -0-               9,585
  Former President                  2000           101,250          -0-                  -0-               2,177

-------------------
(1) Includes $6,787 and $1,131 of automobile lease payments for Mr. Gunter in 2001 and 2000, respectively, and $1,350 of car allowance for Mr. Whaley in 2001. Carolina National also paid insurance for Mr. Gunter. The total benefits paid for each of Messrs. Gunter and Whaley was less than 10% of their annual salary and bonus payments.

Executive Officer's Employment Agreement

         Carolina National Corporation has entered into an employment agreement with Mr. Whaley, which provides for his employment as President and Chief Executive Officer of Carolina National Corporation and Carolina National Bank & Trust Company. The agreement will commence on the date of opening of the Bank and is for a term of two years. Beginning on the first anniversary of opening of the Bank, and on each day thereafter, the term of the Agreement will automatically be extended for an additional day unless, prior to such extension, Mr. Whaley, the Company or the Bank gives written notice to the other parties that the Agreement will not be extended.

         The Agreement provides for payment to Mr. Whaley of an initial base salary of $135,000 per year, which the Board of Directors of the Bank will periodically review and may (but is not required to) increase. Mr. Whaley will also be entitled to receive an annual cash bonus if Carolina National Corporation and Carolina National Bank & Trust Company achieve certain performance levels established by the Board of Directors from time to time. Carolina National Corporation will also provide Mr. Whaley with stock options for a number of shares of the Company's common stock equal to 5% of the common stock subscribed for in the initial public offering. The options will provide for an exercise price of $10.00 per share, termination ten years after the date of grant, and vesting one-fifth at the time of grant and one-fifth on each anniversary thereafter. If Mr. Whaley terminates his employment without Good Reason (as defined in the Agreement) or is terminated by the Bank with Cause (as defined in the agreement) the options will terminate 30 days after the date of termination of employment. The Bank will also provide Mr. Whaley with group medical, dental, disability and life insurance; an automobile allowance; dining club dues and, with approval of the board of directors in the future, country club dues; and such other benefits as the Bank provides to its employees generally.

         If Mr. Whaley's employment is terminated by the Company or the Bank for Cause during the term of the Agreement, by Mr. Whaley's action not for Good Reason or as a result of Mr. Whaley 's death, disability or retirement, Mr. Whaley will be paid his base salary through the last day of the month in which termination occurs at the annual rate then in effect, together with any bonus that has been awarded prior to the date of termination, any benefits to which he may be entitled as a result of the termination under terms and conditions of plans or arrangements then in effect, and any automobile expenses or club dues due to him as of the date of termination of the Agreement. If Mr. Whaley 's employment is terminated during the term of the Agreement other than by death, disability or retirement, and (i) by action of Mr. Whaley for Good Reason, or
(ii) by action of the Bank other than for Cause, Mr. Whaley will be paid all of the foregoing compensation. In addition, for a period of two years after the date of termination; the Bank will continue to pay Mr. Whaley his base salary in effect at the date of termination; the Bank will continue to provide Mr. Whaley with insurance coverage; and all unexercised stock options granted to Mr. Whaley will immediately vest and become exercisable.

         The provisions of the Agreement are subject to certain limitations if required by the provisions of the Federal Deposit Insurance Act. Mr. Whaley agrees to abide by the Bank's and Carolina National Corporation's rules and procedures designed to protect their Confidential Information (as defined in the Agreement) and to preserve and maintain such information in strict confidence during his employment and as long thereafter as the Confidential Information remains, in the sole opinion of the Bank or the Company, proprietary and confidential.

         Mr. Whaley agrees that (i) for a period of 12 months after termination of the agreement by him other than for Good Reason, or (ii) during the continuation of any base salary payments to him, whichever is later, he will not manage, operate or be employed by, participate in, or be connected in any manner with the management, operation, or control of any banking business conducted within a 25 mile radius of any operating office of Carolina National Corporation or any of its subsidiaries. Mr. Whaley further agrees that for a period of 12 months after termination of his employment by him other than for Good Reason or the completion of base salary payments, whichever is later, he will not solicit the business of, or patronage from, any customers of Carolina National
Corporation or its subsidiaries, and he will not seek to, or assist others to, persuade any employee of the Bank to discontinue employment with the Bank or seek employment or engage in any business of the Bank. Any controversies or claims arising out of or relating to the Employment Agreement are required to be settled by binding arbitration.

         The foregoing is merely a summary of certain provisions of the Employment Agreement, and is qualified in its entirety by reference to such Agreement. In addition to the foregoing Employment Contract, Carolina National Corporation has agreed to pay Mr. Whaley $50,000.00 to cover costs and expenses associated with his relocating from Charleston, South Carolina to Columbia, South Carolina.

Severance Agreement with Former Chief Executive Officer

         On November 5, 2001, James A. Gunter, who had served as Chief Executive Officer of Carolina National Corporation since its organization, resigned as an officer and director. Carolina National Corporation and Mr. Gunter entered into a Severance Agreement pursuant to which the Company will, for a period of one year from November 5, 2001, continue to pay Mr. Gunter's salary and benefits, which payments will total approximately $145,000. The agreement also provided for Carolina National Corporation to redeem 5,000 shares of its common stock from Mr. Gunter for an aggregate of $50,000, which is the amount Mr. Gunter paid for the shares. The agreement releases Mr. Gunter from his obligations not to compete with Carolina National Corporation or Carolina National Bank & Trust Company, but requires him to maintain in confidence all non-public information about Carolina National Corporation, the Bank and its directors and organizers.

Director Compensation and Stock Warrants

         Directors of Carolina National Corporation are not presently compensated for their service as directors, though they may be reimbursed for reasonable expenses. Carolina National Corporation plans to issue stock warrants to the directors to compensate them for: (a) their time and efforts as directors; (b) their purchase of and subscription to purchase the Company's common stock to fund the operating expenses during the organizational period of Carolina National Bank & Trust Company and to provide capital for the Bank; and
(c) their continued service as directors. Directors will receive two stock warrants for every three shares they purchase in the initial offering. The stock warrants, when granted, will be for a number of shares of common stock that, in the aggregate, will be equal to or less than 13.5% of the outstanding shares of common stock. The warrants will have a duration of ten years and an exercise price of $10.00 per share. All of the warrants will be currently exercisable when issued. Carolina National Corporation may, in the future and by act of the Board of Directors, compensate directors with cash payments, grants of stock or stock options.

Stock Option Plan

         At the first annual meeting of shareholders of Carolina National Corporation, the directors intend to submit a stock option plan to shareholders for their approval. The directors anticipate that the plan would reserve shares for issuance pursuant to exercise of options in an amount equal to 15% of the total shares sold in this offering. Options could be issued to employees, executive officers and directors under this plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Carolina National Bank & Trust Company expects to have loan and deposit relationships with some of its directors, executive officers and their families, and with companies with which such persons are associated. All such loan and deposit relationships are expected to be in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

         Carolina National Corporation has entered into an agreement with Leon Joseph Pinner, Jr., one of its directors and an organizer of the Bank, pursuant to which Mr. Pinner will market, serve as spokesperson for, and make promotional appearances on behalf of, Carolina National Bank & Trust Company. For his services, Mr. Pinner is to be paid $200.00 per month for the first four months, and $1,500 per month thereafter for the next 20 months, and to be reimbursed for his expenses. The Company has also agreed to issue Mr. Pinner 1,500 shares of its common stock in lieu of the first $15,000 of payments due under the agreement. These shares were issued and held in escrow by the Company and have been released from escrow as payments became due under the agreement. Mr. Pinner has the right to vote such shares while in escrow.

                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of Carolina National Corporation and Carolina National Bank & Trust Company.

General

         As a bank holding company registered under the Bank Holding Company Act ("BHCA"), Carolina National Corporation will be subject to the regulations of the Federal Reserve. Under the BHCA, Carolina National Corporation's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits Carolina National Corporation from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHCA also prohibits Carolina National Corporation from acquiring control of any bank operating outside the State of South Carolina unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located.

         Additionally, the BHCA prohibits Carolina National Corporation from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

         Carolina National Corporation will also be subject to regulation and supervision by the State Board of Financial Institutions.

Obligations of Carolina National Corporation to its Subsidiary Bank

         A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of Carolina National Bank & Trust Company.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy Guidelines for Bank Holding Companies and National Banks

         The Federal Reserve has adopted risk-based and leverage capital adequacy guidelines for bank holding companies that are generally the same as the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, as Carolina National Corporation will be initially, compliance is measured on a bank only basis. The Comptroller of the Currency's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the Comptroller of the Currency may establish individual minimum capital requirements for a national bank that are different from the general requirements.

         Failure to meet capital requirements could subject Carolina National Bank & Trust Company to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.


     The risk-based capital standards of both the Federal Reserve Board and the Comptroller of the Currency explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates should be considered by the agencies as a factor in evaluating a bank's capital adequacy. The Federal Reserve also has recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.


         Carolina National Corporation and Carolina National Bank & Trust Company will initially exceed all applicable capital requirements by a wide margin.

Payment of Dividends

         Carolina National Corporation will be a legal entity separate and distinct from its bank subsidiary. Most of the revenues of Carolina National Corporation are expected to result from dividends paid to Carolina National Corporation by Carolina National Bank & Trust Company. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by Carolina National Corporation to its shareholders. It is not anticipated that Carolina National Corporation will pay cash dividends in the near future. "DESCRIPTION OF CAPITAL STOCK -- Dividends" and "DIVIDENDS."

Certain Transactions by Carolina National Corporation with its Affiliates

         Federal law regulates transactions among Carolina National Corporation and its affiliates, including the amount of bank loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

         Because Carolina National Bank & Trust Company's deposits will be insured by the BIF, Carolina National Bank & Trust Company will be subject to insurance assessments imposed by the FDIC. The FDIC equalized the assessment rates for BIF-insured and SAIF-insured deposits effective January 1, 1997. Currently, the assessments imposed on all FDIC deposits for deposit insurance have an effective rate ranging from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"), the FDIC is currently assessing BIF-insured deposits an additional 1.26 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.30 basis points per $100 of deposits, to cover those obligations. The FICO assessment will continue to be adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

Regulation of Carolina National Bank & Trust Company


     Carolina National Bank & Trust Company will also be subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit laws and laws relating to branch banking. Carolina National Bank & Trust Company's loan operations will be subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of Carolina National Bank & Trust Company will be subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.


         Carolina National Bank & Trust Company will also be subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Other Safety and Soundness Regulations

         Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."


     A bank that is  "undercapitalized"  becomes  subject to  provisions  of the
FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.


         Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits. Management does not believe that these regulations will have a material adverse effect on the operations of Carolina National Bank & Trust Company.

Interstate Banking

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") has increased the ability of bank holding companies and banks to operate across state lines. Under Riegle-Neal, the previous restrictions on interstate acquisitions of banks by bank holding companies have been repealed, such that Carolina National Corporation and any other bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. Unless prohibited by state law, since June 1,1997,
Riegel-Neal has permitted adequately capitalized and managed bank holding companies to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if the laws of the host state expressly permit it. The authority of a bank to establish and operate branches within a state continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not de novo branching by an out-of-state bank. Although this legislation has resulted in additional acquisitions of South Carolina financial institutions by out-of-state financial institutions, Carolina National Corporation does not presently anticipate that such legislation will have a material adverse impact on its operations or future plans.

Legislative Proposals

         New proposed legislation, which could significantly affect the business of banking, has been introduced or may be introduced in Congress from time to time. Management of Carolina National Bank & Trust Company cannot predict the future course of such legislative proposals or their impact on Carolina National Corporation and Carolina National Bank & Trust Company should they be adopted.

Fiscal and Monetary Policy

         Banking is a business which depends largely on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Carolina National Corporation and Carolina National Bank & Trust Company are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on Carolina National Corporation and Carolina National Bank & Trust Company cannot be predicted.

                          DESCRIPTION OF CAPITAL STOCK

         Carolina National Corporation is a South Carolina corporation. As such, South Carolina law will control the rights of shareholders and other matters relating to the stock of Carolina National Corporation. This document contains important information about shareholder rights and prospective subscribers should review it carefully before making a decision to invest. The following summarizes certain provisions of the Articles of Incorporation and state law, but is not complete and is qualified in its entirety by reference to the Articles of Incorporation and by the applicable statutory provisions.

         Capitalization. Carolina National Corporation is authorized to issue 20,000,000 shares of common stock (no par value). Carolina National Corporation may also issue options or warrants to purchase some of these authorized shares of common stock, including the warrants to be issued to organizers and directors of the corporation. See "MANAGEMENT COMPENSATION -- Director Compensation and Stock Warrants." The common stock will have unlimited voting rights and be entitled to receive the net assets of Carolina National Corporation upon dissolution. Carolina National Corporation is also authorized to issue up to 10,000,000 shares of preferred stock in one or more series having the preferences, limitations and relative rights determined by the Board of Directors.

         Quorum. A majority of the shares entitled to vote constitutes a quorum at any meeting of shareholders.

         Voting Rights; No Cumulative Voting. In general, each holder of Carolina National Corporation's common stock will be entitled to one vote per share and to the same and identical voting rights as other holders of Carolina National Corporation's common stock. In the election of directors, each shareholder will have the right to vote the number of shares owned by him on the record date for as many persons as there are directors to be elected. Cumulative voting will not be permitted. Absence of cumulative voting makes it more difficult to effect a change in the board of directors.

         Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution. The Articles of Incorporation provide that, with respect to any plan of merger, consolidation or exchange or any plan for the sale of all, or substantially all, the property and assets, with or without the good will, of Carolina National Corporation or any resolution to dissolve Carolina National Corporation, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of the full board of directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of the outstanding shares of Carolina National Corporation. If at least two-thirds of the full board of directors approves any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of the outstanding shares of Carolina National Corporation. Consequently, unless two-thirds of the directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

         Classified Board of Directors. The Articles provide that the board of directors shall have the power to set the number of directors from time to time at two or more directors. The Articles provide further that, when the number of directors is set at six or more, the board of directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of directors in the first group expire at the first annual shareholders' meeting after their election; the terms of the second group expire at the second annual shareholders' meeting after their election; and the terms of the third group expire at the third annual shareholders' meeting after their election. At each annual shareholders' meeting held thereafter, directors are chosen for a term of three years to succeed those directors whose terms expire. Existence of a classified board makes it more difficult to effect a change in control because it would normally require at least two elections to gain a majority representation on the board, and three elections to change the entire board.

         Nomination of Directors. The Articles provide that no person shall be eligible to be elected a director of Carolina National Corporation at a meeting of shareholders unless that person has been nominated by a shareholder entitled to vote at such meeting by giving written notice of such nomination to the secretary of Carolina National Corporation at least 90 days prior to the date of the meeting. The notice is required to include any information required by the Bylaws of Carolina National Corporation.

         Removal of Directors. The Articles provide that an affirmative vote of 80% of the outstanding shares of Carolina National Corporation shall be required to remove any or all of the directors without cause.

         Duty of Directors. The Articles provide that when evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of the assets of Carolina National Corporation, the board of directors shall consider the interests of the employees of Carolina National
Corporation and the community or communities in which Carolina National Corporation and its subsidiaries, if any, do business in addition to the interests of Carolina National Corporation's shareholders. Absent this provision, under existing common law, directors would be required to give paramount consideration with respect to such matters to the best interests of shareholders.

         Limitation of Director Liability. The Articles provide that, to the extent permitted by the South Carolina Business Corporation Act, directors of Carolina National Corporation will not be personally liable to Carolina National Corporation or its shareholders for monetary damages for breaches of their fiduciary duties. This provision does not, however, eliminate or limit the liability of any director (i) for any breach of the director's duty of loyalty to Carolina National Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in the South Carolina Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

         No Preemptive Rights. Shareholders of Carolina National Corporation will not have preemptive rights with respect to the issuance of additional shares, options or rights of any class of Carolina National Corporation stock. As a result, the directors may sell additional authorized shares of Carolina National Corporation's common stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

         Resolution of Disputes. The Articles provide that the Bylaws of Carolina National Corporation may require binding arbitration of disputes arising out of or related to share ownership. The Bylaws do contain a provision requiring that any dispute between a shareholder and (a) Carolina National Corporation, (b) any officer of Carolina National Corporation, or (c) any other shareholder of Carolina National Corporation that arises out of the aggrieved shareholder's status as a shareholder, shall be resolved by binding arbitration held in Columbia, South Carolina, pursuant to the rules of the American Arbitration Association. This provision of the Articles precludes shareholders from seeking resolution of any disputes involving the Company, its officers or other shareholders in front of a judge or a jury. Furthermore, the decision of arbitrators in a binding arbitration may ordinarily not be appealed. Carolina National Corporation believes that arbitration is usually significantly less expensive and more efficient than trial by a judge or jury and, therefore, more likely to be in the best interests of the Company under most circumstances.

         Amendment to Articles of Incorporation. Unless such amendment shall have been approved by the affirmative vote of at least two-thirds of the full board of directors, no amendment to the Articles which amends, alters, repeals or is inconsistent with any of provisions of the Articles described in this paragraph or in the nine paragraphs above, or in the provisions relating to business combinations set forth under "Statutory Matters" below, shall be effective unless it is approved by the affirmative vote of 80% of the outstanding shares of Carolina National Corporation. If two-thirds of the full board of directors approves such an amendment, the amendment need only be approved by holders of two-thirds of the outstanding shares of Carolina National Corporation. Amendments to change the number and classes of shares authorized to be issued by Carolina National Corporation and to change the name of Carolina

National Corporation only require the approval of a majority of the outstanding shares. Other amendments requiring shareholder approval must be approved by two-thirds of the outstanding shares.

         Dividends. Carolina National Corporation's common stock will be entitled, pro rata, to dividends paid by Carolina National Corporation when, if and as declared by the board of directors from funds legally available, whether in cash or in stock, but common stockholders have no specific right to dividends. The determination and declaration of dividends will be within the discretion of the board of directors and will take into account Carolina National Corporation's financial condition, results of operations and other relevant factors. No assurances can be given that any future dividends will be declared or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods. Carolina National Corporation may not declare or pay a cash dividend on any of its stock if it is insolvent or if the payment of the dividend would render it insolvent. If Carolina National Corporation issues preferred stock, the terms of the preferred stock may require Carolina National Corporation to pay dividends to holders of preferred stock under some circumstances. The payment of dividends to holders of preferred stock will not entitle common stockholders to the payment of dividends.

         Conversion; Redemption; Sinking Fund. None of the Common Stock will be convertible, have any redemption rights or be entitled to any sinking fund.

         Statutory Matters.

         Business Combination Statute. The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Carolina National Corporation's Articles of Incorporation do not contain such a provision. An amendment of the Articles of Incorporation to that effect will, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. Unless Carolina National Corporation has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, this statute would not ordinarily apply to Carolina National Corporation. However, Carolina National Corporation has elected in its Articles of Incorporation to make the provisions of the statute applicable to it.

         Control Share Acquisitions. The South Carolina corporations law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. Carolina National Corporation is not authorized by its Articles of Incorporation or bylaws to redeem control shares.

         The provisions of the Control Share Acquisitions Act will only apply to Carolina National Corporation if it has a class of securities registered under
Section 12 of the Securities Exchange Act of 1934.

         Indemnification of Directors and Officers. Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions although the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. Carolina National Corporation's Articles of Incorporation do not limit such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Carolina National Corporation pursuant to the foregoing provisions, or otherwise, Carolina National Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         General. Taken together, the foregoing provisions of the proposed Articles of Incorporation and South Carolina law favor maintenance of the status quo and may make it more difficult to change current management, and may impede a change of control of Carolina National Corporation even if desired by a majority of its shareholders.

                                  LEGAL MATTERS

         Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina has passed upon certain matters relating to this offering of common stock for Carolina National Corporation.

                               ACCOUNTING MATTERS

         The financial statements of Carolina National Corporation at December 31, 2001, and for the period from February 14, 2000 (inception) to December 31, 2001, have been audited by Elliott Davis, LLP, Certified Public Accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as certified public accountants.

                           INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants.........................F-2

Balance sheet..............................................................F-3

Statements of operations...................................................F-4

Statements of changes in stockholders' equity..............................F-5

Statements of cash flows...................................................F-6

Notes to Financial Statements..............................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors
Carolina National Corporation
Columbia, South Carolina


           We have audited the accompanying balance sheet of Carolina National Corporation (a development stage enterprise) as of December 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001 and for the periods from February 14, 2000 (inception) through December 31, 2000 and the period February 14, 2000
(inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carolina National Corporation (a development stage enterprise) as of December 31, 2001 and the results of its operations and its cash flows for the year ended December 31, 2001 and for the periods from February 14, 2000 (inception) through December 31, 2000 and from February 14, 2000 (inception) through December 31, 2001in conformity with accounting principles generally accepted in the United States of America.


                                                  Elliott Davis LLP



January 2, 2002
Greenville, South Carolina

                          CAROLINA NATIONAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                DECEMBER 31, 2001


                                     ASSETS

ASSETS
   Cash and cash equivalents .............................................................................                $ 103,427
   Prepaid expenses ......................................................................................                   12,947
   Miscellaneous accounts receivable .....................................................................                   13,007
   Office equipment ......................................................................................                    4,560
   Deferred stock offering costs .........................................................................                   23,443
                                                                                                                          ---------
       Total assets ......................................................................................                $ 157,384
                                                                                                                          =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Accrued salaries ......................................................................................                $  11,795
   Accrued expenses ......................................................................................                   60,704
                                                                                                                          ---------

       Total liabilities .................................................................................                   72,499

COMMITMENTS AND CONTINGENCIES - Note 5

STOCKHOLDERS' EQUITY
   Preferred stock, 10,000,000 shares authorized, none issued ............................................                        -
   Common stock, no par value, 20,000,000 shares
     authorized, 86,000 shares issued, 85,330 shares outstanding .........................................                  860,000
   Unearned stock compensation ...........................................................................                   (6,700)
   Deficit accumulated during the development stage ......................................................                 (768,415)
                                                                                                                          ---------
Total stockholders' equity ...............................................................................                   84,885
                                                                                                                          ---------
       Total liabilities and stockholders' equity ........................................................                $ 157,384
                                                                                                                          =========
















    The accompanying notes are an integral part of this financial statement.

                          CAROLINA NATIONAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS



                                                           For the period from                                   For the period from
                                                            February 14, 2000                                     February 14, 2000
                                                           (inception) through         For the year ended        (inception) through
                                                            December 31, 2000          December 31, 2001          December 31, 2001
                                                            -----------------          -----------------          -----------------

EXPENSES
  Consulting fees ....................................       $ 57,500                      $ 34,629                   $ 92,129
  Salaries and benefits ..............................        123,189                       179,388                    302,577
  Severance ..........................................              -                       145,000                    145,000
  Relocation .........................................              -                        50,000                     50,000
  Other professional fees ............................         25,000                             -                     25,000
  Occupancy ..........................................          7,878                        44,793                     52,671
  Advertising and promotion ..........................              -                        17,185                     17,185
  Legal fees .........................................         10,000                        38,415                     48,415
  Bank charges .......................................            597                         9,633                     10,230
  Insurance ..........................................              -                         6,572                      6,572
  Other ..............................................          2,157                        16,479                     18,636
                                                             --------                      --------                   --------

    Total expenses and loss
      from pre-operating activities ..................       $226,321                      $542,094                   $768,415
                                                             ========                      ========                   ========

























   The accompanying notes are an integral part of these financial statements.

                          CAROLINA NATIONAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                For the period from February 14, 2000 (inception)
                            through December 31, 2001


                                                                                                       Deficit
                                                                                                     accumulated
                                                               Common stock             Unearned      during the            Total
                                                               ------------              stock       development       stockholders'
                                                          Shares          Amount      compensation      stage              equity
                                                          ------          ------      ------------      -----              ------

Proceeds from the sale of stock ................          22,000        $ 220,000       $       -        $       -        $ 220,000

   Loss from pre-operating activities ..........               -                -               -         (226,321)        (226,321)
                                                       ---------        ---------       ---------        ---------        ---------

Balance, December 31, 2000 .....................          22,000          220,000               -         (226,321)          (6,321)

   Proceeds from the sale of stock .............          74,000          740,000               -                -          740,000
   Redemption of stock (10,000 shares
     at $10.00 per share) .....................          (10,000)        (100,000)              -                -         (100,000)
   Unearned stock compensation .................            (670)               -          (6,700)               -           (6,700)
   Loss from pre-operating activities ..........               -                -               -         (542,094)        (542,094)
                                                       ---------        ---------       ---------        ---------        ---------

Balance, December 31, 2001 .....................          85,330        $ 860,000       $  (6,700)       $(768,415)       $  84,885
                                                       =========        =========       =========        =========        =========

























   The accompanying notes are an integral part of these financial statements.

                          CAROLINA NATIONAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS


                                                              For the period from            For the year        For the period from
                                                                February 14, 2000               ended              February 14, 2000
                                                               (inception) through          December 31,         (inception) through
                                                               December 31, 2000                2001              December 31, 2001
                                                               -----------------            -------------         -----------------

NET CASH USED FOR PRE-
   OPERATING ACTIVITIES
   Net loss ............................................         $(226,321)                   $(542,094)                $(768,415)
   Services rendered for common stock ..................                 -                       15,000                    15,000
   Deferred stock offering costs .......................                 -                      (23,443)                  (23,443)
   Prepaid expenses ....................................                 -                      (12,947)                  (12,947)
   Miscellaneous accounts receivable ...................                 -                      (13,007)                  (13,007)
   Accrued salaries ....................................                 -                       11,795                    11,795
   Accrued expenses ....................................            26,889                       27,115                    54,004
                                                                 ---------                    ---------                 ---------

       Net cash used for pre-
         operating activities ..........................          (199,432)                    (537,581)                 (737,013)
                                                                 ---------                    ---------                 ---------

INVESTING ACTIVITIES
   Purchase of office equipment ........................                 -                       (4,560)                   (4,560)
                                                                 ---------                    ---------                 ---------

FINANCING ACTIVITIES
   Proceeds from sale of stock .........................           220,000                      725,000                   945,000
   Redemption of stock .................................                 -                     (100,000)                 (100,000)
                                                                 ---------                    ---------                 ---------
      Net cash provided by
        financing activities ...........................           220,000                      625,000                   845,000
                                                                 ---------                    ---------                 ---------

       Net increase in cash ............................            20,568                       82,859                   103,427

CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD .................................                 -                       20,568                         -
                                                                 ---------                    ---------                 ---------

CASH AND CASH EQUIVALENTS,
   END OF PERIOD .......................................         $  20,568                    $ 103,427                 $ 103,427
                                                                 =========                    =========                 =========
















   The accompanying notes are an integral part of these financial statements.

                          CAROLINA NATIONAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

           Carolina National Corporation (the "Company") is a South Carolina corporation organized for the purpose of owning and controlling all of the capital stock of Carolina National Bank & Trust Company (in organization) (the "Bank"). The Bank is being organized as a national bank under the laws of the United States of America with the purpose of becoming a new bank to be located in Columbia, South Carolina. The Company has filed a charter application with the Office of the Comptroller of the Currency ("OCC") and an application for deposit insurance with the Federal Deposit Insurance Corporation ("FDIC"). Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in the second quarter of 2002.

           The ultimate formation of the Bank is based on obtaining approval from the OCC and FDIC. If such approval is not received, the Company will be unable to open the Bank.

           The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

           The Organizers have purchased 86,000 shares of common stock at $10 per share.

           The Company intends to sell a minimum of 1,000,000 shares and up to a maximum of 1,300,000 shares of its common stock at $10 per share. The directors and executive officers of the Company plan to purchase approximately 133,500 shares of common stock at $10 per share, for a total of $1,335,000. The offering, including the shares subscribed by directors, will raise between $10,000,000 (minimum) and $13,000,000 (maximum).

           Upon completion of the stock offering, the Company plans to issue, to directors, warrants to purchase two shares for every three shares purchased at $10 per share. Warrants expire in ten years. The Company plans to capitalize the Bank with $9,000,000 of proceeds from the sale of stock.

Year-end
   The Company has adopted December 31 as its fiscal year end, effective for the period ending December 31, 2000.

Cash equivalents
   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash deposits with high credit quality financial institutions. At times, the Company's cash deposits may be in excess of FDIC insurance limits.

Organization costs
   Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.



                                                                     (Continued)

Income taxes
   At December 31, 2000, no taxable income has been generated and therefore, no tax provision has been included in these financial statements. A net operating loss of $768,415 is available for carryforward to offset future taxable income.


NOTE 2 - SEVERANCE AGREEMENT

           On November 5, 2001, the Company entered into a severance agreement with its former President and CEO. The agreement provides for continued salary, benefits and car lease payments for one year. The total estimated cost of $145,000 has been deposited into a trust account, and is no longer included in the Company's assets.



NOTE 3 - UNEARNED STOCK COMPENSATION

           In April 2001, the Company entered into an agreement with a director to provide marketing and promotional consulting services to the Company. In exchange for these services, the Company agreed to pay $30,800 over a 20-month period. Under the agreement, the first $15,000 of payments for these services are to be paid in stock. The stock was placed in escrow at the inception of the agreement, to be released from escrow as services are provided. Through December 31, 2001, 830 shares have been released from escrow and 670 shares remain. The agreement provides that the director may vote all of the 1,500 shares of stock, including any shares in escrow.


NOTE 4 - OPERATING LEASES

           Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

                  2002 ....................................    $       136,460
                  2003 ....................................            142,249
                  2004 ....................................            145,823
                  2005 ....................................            145,180
                  2006 ....................................            145,180
                  Thereafter ..............................            284,597
                                                               ---------------

                  Total minimum future rental payments ....    $       999,489
                                                               ===============


NOTE 5 - COMMITMENTS AND CONTINGENCIES

           The Company has engaged a law firm to assist in preparing stock offering documents and consummating the Company's initial offering and to assist in preparing and filing all organizational, incorporation, and bank applications. The aggregate cost of the services is expected to approximate $70,000 of which $24,000 has been expensed through December 31, 2001.

           The Company has entered into a 60-month operating lease for a building to serve as its main commercial bank office. The lease requires monthly payments of approximately $7,000, beginning in February 2002. Advance rental of $3,000 was paid in 2001. The Company has also entered into a 12 year lease for a branch office. The lease requires monthly payments of approximately $4,000 beginning in December 2001.

       The Company engaged a bank consultant to assist in establishing the Bank and bank holding company. The aggregate cost of the services is expected to approximate $90,000, plus expenses. The majority of the costs expected to be incurred under the contract have been expensed through December 31, 2001.

     The Company entered into a two-year employment agreement in November 2001 with an individual to serve as President and Chief Executive Officer. Compensation includes a base salary of $135,000, benefits, automobile allowance and club dues. The employment agreement also provides for granting stock options (at $10 per share) equal to 5 percent of common stock subscribed in the public offering and for bonuses at the discretion of the Board of Directors.

NOTE 6 - REDEMPTION OF STOCK

     In conjunction with the severance agreement described in Note 2, the Company repurchased shares of stock held by the former President and CEO. The
Company repurchased 5,000 shares at $10.00 per share, which was equal to the original sale price.

     Earlier in the year, the Company redeemed the shares of a former organizer. The Company redeemed 5,000 shares, also at $10.00 per share.

                          CAROLINA NATIONAL CORPORATION               APPENDIX A
                             SUBSCRIPTION AGREEMENT


         The undersigned, having received and reviewed the Prospectus (the "Prospectus") dated March 11, 2002, of Carolina National Corporation (the "Company"), subject to the terms and conditions of the Prospectus, hereby subscribes for the number of shares of Common Stock of Carolina National Corporation (the "Common Stock"), shown below. The undersigned tenders herewith the purchase price of $10.00 per share to Carolina National Corporation. All payments shall be in United States dollars in cash or by check, draft or money order drawn to the order of "The Bankers Bank, as Escrow Agent for Carolina National Corporation."


              Your Properly Completed Subscription Form and Payment
                              Must Be Returned To:

                          CAROLINA NATIONAL CORPORATION
                                1350 Main Street
                         Columbia, South Carolina 29201

Acknowledgments and Representations

     In connection with this subscription, the undersigned hereby acknowledges and agrees that:


     (1) This subscription may not be cancelled, terminated, or revoked by the undersigned before December 31, 2002. Upon acceptance in writing by Carolina National Corporation, the Subscription Agreement will be binding and legally enforceable against the undersigned until December 31, 2002. This subscription will only be deemed accepted upon agreement thereto by the President of Carolina National Corporation. No other person has authority to accept or reject a subscription on behalf of Carolina National Corporation.
     (2) Carolina National Corporation reserves the right to accept this subscription in whole or in part. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to all of the terms of this offer.
     (3) All funds relating to this subscription received by Carolina National Corporation will be held in escrow by The Bankers Bank, as escrow agent, and will be deposited in certificates of deposit, accounts or other deposits, which are insured by the FDIC or invested in short-term securities issued or fully guaranteed by the United States government or federal funds. Any interest accruing on such funds will be the property of Carolina National Corporation and the undersigned expressly waives all claims thereto.
     (4) Carolina National Corporation reserves the right to cancel this subscription after acceptance until the date of issue of the Common Stock.
     (5) If this subscription is cancelled by Carolina National Corporation in whole or in part, the corresponding portion of any funds received by Carolina National Corporation relating to this subscription shall be returned to the undersigned; and, if Carolina National Bank & Trust Company has not been authorized to commence operations by December 31, 2002, all subscription funds shall be returned to the undersigned. No interest will be paid on any such returned funds.
     (6) The shares of Common Stock subscribed for hereby are equity securities and are not savings accounts or deposits, and Investment therein is Not insured by the Federal Deposit Insurance Corporation.
     (7) This subscription is nonassignable and nontransferable, except with the written consent of Carolina National Corporation.
     (8) Certificates will be delivered by first class mail to the address set forth herein.
     (9) The undersigned has received a copy of the Prospectus, and represents that this Subscription Agreement is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement,
representation  or  statement  not  contained  in  the  Prospectus.   No  person
(including any Director of Carolina National Corporation) has given any information or made any representation not contained in the Prospectus, or, if given or made, such information or representation has not been relied upon.
     (10)Any dispute arising pursuant to this subscription agreement, or relating to the purchase or sale of the Common Stock, the Prospectus or the Registration Statement on Form SB-2 shall be resolved by binding arbitration in Columbia, South Carolina pursuant to the rules of the American Arbitration Association.

I wish to subscribe for the following shares of Common Stock:

Number of Shares I want to buy is
____________ Shares x $10.00 = $______________________*

My payment of that amount is enclosed.  Make check out to:
The Bankers Bank, as Escrow Agent for Carolina National Corporation.


*If this amount is more or less than the correct amount for the number of shares shown or as to which the subscription is accepted, I want to buy as many shares as this amount will buy at $10.00 per share (or as are accepted).

--------------------------------------------------------------------------------
(Name(s) in which stock certificates should be registered**)

 -------------------------------------------------------------------------------
(Street Address)

--------------------------------------------------------------------------------
(City/State/Zip Code)

--------------------------------------------------------------------------------
(Social Security or Employer I.D. No.)

(    )                              (    )
-----------------------             ------------------------
(Home Telephone No.)                (Business Telephone No.)

**Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

                                 SUBSTITUTE W-9
Under the penalties of perjury, I certify that: (1) the Social Security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

I HAVE READ AND UNDERSTAND THE PROSPECTUS AND THIS SUBSCRIPTION AGREEMENT.

------------------------------       ------------------------
 (Signature                                 (Date)

------------------------------       ------------------------
(Signature)                                 (Date)

         If shares are to be held in joint ownership, all joint owners should sign this Agreement.

Subscription payments will be delivered to the Escrow Agent promptly following receipt thereof.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions although the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. The Company's Articles of Incorporation do not limit such indemnification.

         The Company's Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, the Articles of Incorporation do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as it may be amended from time to time (the "Act") or (iv) for any transaction from which the director derived an improper personal benefit. This provision of the Articles of Incorporation eliminates or limits the liability of a director only to the maximum extent permitted from time to time by Section 33-2-102(e) and by the Act or any successor law or laws. Any repeal or modification of this protection by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Item 25.  Other Expenses of Issuance and Distribution.

         SEC registration fee......................       $ 2,916.25
         Blue Sky filing fees......................         2,500.00*
         Accounting fees...........................         5,000.00*
         Legal fees and expenses...................        70,000.00*
         Printing and Mailing Costs................        10,000.00*
         Miscellaneous.............................         4,583.75*
                                                         ------------
               Total...............................        95,000.00*

*Estimated

Item 26.  Recent Sales of Unregistered Securities:

         To fund organizational expenses of the Registrant, each director, except I. S. Leevy Johnson and Leon Joseph Pinner, Jr., subscribed for the purchase of 10,000 shares of the Registrant's common stock at $10.00 per share. Subscription funds were placed in an escrow account. As the Registrant has incurred expenses that are due and payable, the Chief Executive Officer has submitted documentation to the escrow agent and requested that funds be released to the Registrant for such expenses. Upon receipt of such funds, the Registrant has issued to one or more directors a number of shares at $10.00 per share equal to the amount of funds released from escrow. No commission or fees are charged in connection with issuance of the shares. As of December 31, 2001, a total of 86,000 shares had been issued to directors of the Registrant and to an organizer of Carolina National Bank & Trust Company who is not a director of the Registrant for aggregate proceeds of $845,000. Of such total shares, 1,500 were issued in consideration for services rendered to the Registrant. The remainder of the shares were issued for $10.00 per share. Issuance of the shares was not registered under the Securities Act of 1933 in reliance upon the exemption provided by Section 4(2) because no public offering was involved.

Item 27.  Exhibits.

         See Exhibit Index.

Item 28.  Undertakings.

(a)      The Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to 17 C.F.R. ss. 230.424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, in the City of Columbia, State of South Carolina, on March 7, 2002.


                                CAROLINA NATIONAL CORPORATION


                                By:  s/Roger B. Whaley
                                     -------------------------------------------
                                    Roger B. Whaley, President and Chief
                                    Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                                           Title                             Date
---------                                           -----                             ----


s/Roger B. Whaley                                   President, Chief Executive     March 7, 2002
--------------------------------------
Roger B. Whaley                                     Officer, Principal Financial
                                                    Officer, Director

s/Charlotte J. Berry*                               Director                       March 7, 2002
--------------------------------------
Charlotte J. Berry

s/William P. Cate*                                  Director                       March 7, 2002
--------------------------------------
William P. Cate

s/Kirkman Finlay, III*                              Director                       March 7, 2002
--------------------------------------
Kirkman Finlay, III

s/Harold Hunt*                                      Director                       March 7, 2002
--------------------------------------
Harold Hunt

s/I. S. Leevy Johnson*                              Director                       March 7, 2002
--------------------------------------
I. S. Leevy Johnson



s/Angus B. Lafaye*                                  Director                       March 7, 2002
--------------------------------------
Angus B. Lafaye

s/R. C. McEntire, Jr.*                              Director                       March 7, 2002
--------------------------------------
R. C. McEntire, Jr.

s/C. Whitaker Moore*                                Director                       March 7, 2002
--------------------------------------
C. Whitaker Moore

s/Leon Joseph Pinner, Jr.*                          Director                       March 7, 2002
--------------------------------------
Leon Joseph Pinner, Jr.

s/Joel A. Smith, III*                               Director                       March 7, 2002
--------------------------------------
Joel A. Smith, III

s/Robert E. Staton, Sr.*                            Director                       March 7, 2002
--------------------------------------
Robert E. Staton, Sr.

s/William H. Stern*                                 Director                       March 7, 2002
--------------------------------------
William H. Stern

--------------------------------------              Director                       ---------------
Joe E. Taylor, Jr.

*by Roger B. Whaley
    Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No. in
Item 601 of
Regulation S-B)             Description
---------------             -----------

  *3.1                  Articles   of   Incorporation   of   Carolina   National
                        Corporation

  *3.2                  Bylaws of Carolina National Corporation

  *4                    Form of stock certificate

  *5                    Opinion of Haynsworth Sinkler Boyd, P.A.

  *10.1                 Form of Escrow Agreement

  *10.2                 Form of Stock Warrant Agreement

  *10.3                 Employment    Agreement    between   Carolina   National
                        Corporation and Roger B. Whaley

  *10.4 Memorandum of Understanding between Carolina National Corporation and Joe Pinner

  *10.5                 Organizers' Agreement and Subscription Agreement

  *10.6                 Severance    Agreement    between   Carolina    National
                        Corporation and James A. Gunter

  *10.7 Lease between Carolina National Bank & Trust Company (Proposed) and HHB Associates, LLC.

  *10.8 Lease between Carolina National Bank & Trust Company (Proposed) and Carolina First Bank

  *23.1                 Consent of Haynsworth  Sinkler Boyd,  P.A.  (included in
                        Exhibit 5)

  *23.2                 Consent  of  Elliott  Davis,  L.L.P.,  Certified  Public
                        Accountants (revised)

   23.3                 Updated  Consent of  Elliott  Davis,  L.L.P.,  Certified
                        Public Accountants

  *24                   Power of Attorney (included on original signature page)

*Previously filed